Exhibit 99.5

DISCOVER FINANCIAL SERVICES

Condensed Consolidated Statements of Financial Condition (unaudited)

(dollars in millions, except for share amounts)

	September 30, 2024	December 31, 2023
		(As Restated)
Assets
Cash and cash equivalents	$10,787	$11,685
Restricted cash	36	43
Other short-term investments	735	—
Investment securities (includes available-for-sale securities of $14,590 and $13,402 reported at fair value with associated amortized cost of $14,470 and $13,451 at September 30, 2024 and December 31, 2023, respectively)	14,865	13,655
Loan receivables
Loans held-for-sale	8,484	—
Loan portfolio	118,509	128,409

Total loan receivables	126,993	128,409
Allowance for credit losses	(8,512)	(9,283)

Net loan receivables	118,481	119,126
Premises and equipment, net	1,085	1,091
Goodwill	255	255
Other assets	5,371	5,858

Total assets	$151,615	$151,713

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Interest-bearing deposit accounts	$108,356	$107,493

Non-interest bearing deposit accounts	1,496	1,438
Total deposits	109,852	108,931
Short-term borrowings	750	750
Long-term borrowings	17,427	20,581
Accrued expenses and other liabilities	6,477	7,216

Total liabilities	134,506	137,478
Commitments, contingencies and guarantees (Notes 9, 12 and 13)
Stockholders’ Equity
Common stock, par value $0.01 per share; 2,000,000,000 shares authorized; 572,469,165 and 570,837,720 shares issued at September 30, 2024 and December 31, 2023, respectively	6	6
Preferred stock, par value $0.01 per share; 200,000,000 shares authorized; 10,700 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	1,056	1,056
Additional paid-in capital	4,633	4,553
Retained earnings	32,469	29,855
Accumulated other comprehensive income (loss)	17	(225)
Treasury stock, at cost; 321,255,534 and 320,734,860 shares at September 30, 2024 and December 31, 2023, respectively	(21,072)	(21,010)

Total stockholders’ equity	17,109	14,235

Total liabilities and stockholders’ equity	$151,615	$151,713

See Notes to the Condensed Consolidated Financial Statements.

DISCOVER FINANCIAL SERVICES

Condensed Consolidated Statements of Financial Condition (unaudited)

(dollars in millions)

The table below presents the carrying amounts of certain assets and liabilities of Discover Financial Services’ consolidated variable interest entities (“VIEs”), which are included in the condensed consolidated statements of financial condition above. The assets in the table below include those assets that can only be used to settle obligations of the consolidated VIEs. The liabilities in the table below include third-party liabilities of consolidated VIEs only and exclude intercompany balances that eliminate in consolidation. The liabilities also exclude amounts for which creditors have recourse to the general credit of Discover Financial Services.

	September 30, 2024	December 31, 2023
Assets
Restricted cash	$36	$43
Loans held-for-sale	$132	$—
Loan portfolio	$28,643	$30,590
Allowance for credit losses allocated to securitized loan receivables	$(1,334)	$(1,347)
Other assets	$4	$3
Liabilities
Short- and long-term borrowings	$9,307	$11,743
Accrued expenses and other liabilities	$15	$19

See Notes to the Condensed Consolidated Financial Statements.

DISCOVER FINANCIAL SERVICES

Condensed Consolidated Statements of Income (unaudited)

(dollars in millions, except for share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
	(As Restated)			(As Restated)
Interest income
Credit card loans	$4,092	$3,726	$11,989	$10,513
Other loans, including loans held-for-sale	742	653	2,183	1,823
Investment securities	130	120	379	327
Other interest income	148	111	480	314

Total interest income	5,112	4,610	15,031	12,977
Interest expense
Deposits	1,213	1,061	3,622	2,722
Short-term borrowings	8	2	14	2
Long-term borrowings	236	225	729	622

Total interest expense	1,457	1,288	4,365	3,346

Net interest income	3,655	3,322	10,666	9,631
Provision for credit losses	1,473	1,702	3,709	4,109

Net interest income after provision for credit losses	2,182	1,620	6,957	5,522
Other income
Discount and interchange revenue, net	363	360	1,121	1,027
Protection products revenue	42	42	126	129
Loan fee income	214	194	619	546
Transaction processing revenue	84	82	262	221
Other income	95	27	357	60

Total other income	798	705	2,485	1,983
Other expense
Employee compensation and benefits	703	575	2,032	1,788
Marketing and business development	263	283	771	792
Information processing and communications	197	149	527	438
Professional fees	323	281	911	729
Premises and equipment	25	22	68	64
Other expense	277	254	761	540

Total other expense	1,788	1,564	5,070	4,351

Income before income taxes	1,192	761	4,372	3,154
Income tax expense	322	175	1,128	724

Net income	$870	$586	$3,244	$2,430

Net income allocated to common stockholders	$834	$550	$3,162	$2,351

Basic earnings per common share	$3.32	$2.21	$12.61	$9.23
Diluted earnings per common share	$3.32	$2.21	$12.61	$9.22

See Notes to the Condensed Consolidated Financial Statements.

DISCOVER FINANCIAL SERVICES

Condensed Consolidated Statements of Comprehensive Income (unaudited)

(dollars in millions)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
		(As Restated)		(As Restated)
Net income	$870	$586	$3,244	$2,430
Other comprehensive income (loss), net of tax
Unrealized gains (losses) on available-for-sale investment securities, net of tax	239	(83)	128	(142)
Unrealized gains (losses) on cash flow hedges, net of tax	176	(20)	114	(92)

Other comprehensive income (loss)	415	(103)	242	(234)

Comprehensive income	$1,285	$483	$3,486	$2,196

See Notes to the Condensed Consolidated Financial Statements.

DISCOVER FINANCIAL SERVICES

Condensed Consolidated Statements of Changes in Stockholders’ Equity (unaudited)

(dollars in millions, shares in thousands)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Treasury Stock	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
For the Three Months Ended September 30, 2023
Balance at June 30, 2023 (As Restated)	11	$1,056	570,628	$6	$4,508	$29,287	$(470)	$(21,005)	$13,382
Net income (As Restated)	—	—	—	—	—	586	—	—	586
Other comprehensive loss	—	—	—	—	—	—	(103)	—	(103)
Purchases of treasury stock	—	—	—	—	—	—	—	(4)	(4)
Common stock issued under employee benefit plans	—	—	32	—	3	—	—	—	3
Common stock issued and stock-based compensation expense	—	—	121	—	9	—	—	—	9
Dividends - common stock ($0.70 per share)	—	—	—	—	—	(177)	—	—	(177)
Dividends - Series C preferred stock ($2,750 per share)	—	—	—	—	—	(15)	—	—	(15)
Dividends - Series D preferred stock ($3,062.50 per share)	—	—	—	—	—	(16)	—	—	(16)

Balance at September 30, 2023 (As Restated)	11	$1,056	570,781	$6	$4,520	$29,665	$(573)	$(21,009)	$13,665

For the Three Months Ended September 30, 2024
Balance at June 30, 2024 (As Restated)	11	$1,056	572,265	$6	$4,603	$31,807	$(398)	$(21,064)	$16,010
Net income	—	—	—	—	—	870	—	—	870
Other comprehensive loss	—	—	—	—	—	—	415	—	415
Purchases of treasury stock	—	—	—	—	—	—	—	(8)	(8)
Common stock issued under employee benefit plans	—	—	32	—	3	—	—	—	3
Common stock issued and stock-based compensation expense	—	—	180	—	27	—	—	—	27
Dividends - common stock ($0.70 per share)	—	—	—	—	—	(177)	—	—	(177)
Dividends - Series C preferred stock ($2,750 per share)	—	—	—	—	—	(15)	—	—	(15)
Dividends - Series D preferred stock ($3,062.50 per share)	—	—	—	—	—	(16)	—	—	(16)

Balance at September 30, 2024	11	$1,056	572,469	$6	$4,633	$32,469	$17	$(21,072)	$17,109

See Notes to the Condensed Consolidated Financial Statements.

	Preferred Stock		Common Stock		Additional Paid-in	Retained	Accumulated Other Comprehensive	Treasury	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	(Loss) Income	Stock	Equity
For the Nine Months Ended September 30, 2023
Balance at December 31, 2022 (As Restated)	11	$1,056	569,689	$6	$4,468	$27,758	$(339)	$(19,054)	$13,895
Cumulative effect of ASU no. 2022-02 adoption	—	—	—	—	—	52	—	—	52
Net income (As Restated)	—	—	—	—	—	2,430	—	—	2,430
Other comprehensive loss	—	—	—	—	—	—	(234)	—	(234)
Purchases of treasury stock	—	—	—	—	—	—	—	(1,955)	(1,955)
Common stock issued under employee benefit plans	—	—	90	—	9	—	—	—	9
Common stock issued and stock-based compensation expense	—	—	1,002	—	43	—	—	—	43
Dividends - common stock ($2.00 per share)	—	—	—	—	—	(513)	—	—	(513)
Dividends - Series C preferred stock ($5,500 per share)	—	—	—	—	—	(31)	—	—	(31)
Dividends - Series D preferred stock ($6,125 per share)	—	—	—	—	—	(31)	—	—	(31)

Balance at September 30, 2023 (As Restated)	11	$1,056	570,781	$6	$4,520	$29,665	$(573)	$(21,009)	$13,665

For the Nine Months Ended September 30, 2024
Balance at December 31, 2023 (As Restated)	11	$1,056	570,838	$6	$4,553	$29,855	$(225)	$(21,010)	$14,235
Cumulative effect of ASU no. 2023-02 adoption	—	—	—	—	—	(37)	—	—	(37)
Net income	—	—	—	—	—	3,244	—	—	3,244
Other comprehensive income	—	—	—	—	—	—	242	—	242
Purchases of treasury stock	—	—	—	—	—	—	—	(62)	(62)
Common stock issued under employee benefit plans	—	—	80	—	10	—	—	—	10
Common stock issued and stock-based compensation expense	—	—	1,551	—	70	—	—	—	70
Dividends - common stock ($2.10 per share)	—	—	—	—	—	(531)	—	—	(531)
Dividends - Series C preferred stock ($5,500 per share)	—	—	—	—	—	(31)	—	—	(31)
Dividends - Series D preferred stock ($6,125 per share)	—	—	—	—	—	(31)	—	—	(31)

Balance at September 30, 2024	11	$1,056	572,469	$6	$4,633	$32,469	$17	$(21,072)	$17,109

See Notes to the Condensed Consolidated Financial Statements.

DISCOVER FINANCIAL SERVICES

Condensed Consolidated Statements of Cash Flows (unaudited)

(dollars in millions)

	For the Nine Months Ended September 30,
	2024	2023
		(As Restated)
Cash flows provided by operating activities
Net income	$3,244	$2,430
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	3,709	4,109
Deferred income taxes	84	(508)
Depreciation and amortization	269	354
Amortization of deferred revenues	(324)	(335)
Net losses on investments and other assets	45	40
Gain related to loans sold	(70)	—
Other, net	60	63
Changes in assets and liabilities:
Decrease (increase) in other assets	78	(436)
Decrease in accrued expenses and other liabilities	(650)	(30)

Net cash provided by operating activities	6,445	5,687

Cash flows provided by (used for) investing activities
Purchases of other short-term investments	(734)	—
Maturities of available-for-sale investment securities	1,568	1,431
Purchases of available-for-sale investment securities	(2,480)	(2,627)
Maturities of held-to-maturity investment securities	12	12
Purchases of held-to-maturity investment securities	(35)	(49)
Proceeds from the sale of loans originated for investment	1,554	—
Net change in principal on loans originated for investment	(4,067)	(13,145)
Proceeds from the sale of other investments	2	4
Purchases of other investments	(44)	(60)
Proceeds from sale of premises and equipment	59	—
Purchases of premises and equipment	(205)	(235)

Net cash used for investing activities	(4,370)	(14,669)

Cash flows provided by (used for) financing activities
Net change in deposits	888	12,348
Proceeds from issuance of securitized debt	—	2,232
Maturities and repayment of securitized debt	(2,486)	(1,489)
Proceeds from issuance of other long-term borrowings	—	523
Maturities and repayments of other long-term borrowings	(751)	(1,808)
Proceeds from issuance of common stock	10	9
Purchases of treasury stock	(62)	(1,937)
Dividends paid on common and preferred stock	(579)	(560)

Net cash (used for) provided by financing activities	(2,980)	9,318

Net (decrease) increase in cash, cash equivalents and restricted cash	(905)	336
Cash, cash equivalents and restricted cash, at the beginning of the period	11,728	8,897

Cash, cash equivalents and restricted cash, at the end of the period	$10,823	$9,233

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	10,787	9,194
Restricted cash	36	39

Cash, cash equivalents and restricted cash, at the end of the period	$10,823	$9,233

Supplemental disclosures of non-cash information:
Net transfers from loans held-for-investment to loans held-for-sale	$8,484	$—

See Notes to the Condensed Consolidated Financial Statements.

Notes to the Condensed Consolidated Financial Statements

(unaudited)

1. Background and Basis of Presentation

Description of Business

Discover Financial Services (“DFS” or the “Company”) is a digital banking and payment services company. The Company is a bank holding company under the Bank Holding Company Act of 1956 and a financial holding company under the Gramm-Leach-Bliley Act. Therefore, the Company is subject to oversight, regulation and examination by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). The Company provides digital banking products and services and payment services through its subsidiaries. The Company offers its customers credit card loans, personal loans, home loans and deposit products. The Company also operates the Discover Network, the PULSE network (“PULSE”) and Diners Club International (“Diners Club”), collectively known as the Discover Global Network. The Discover Network processes transactions for Discover-branded credit and debit cards and provides payment transaction processing and settlement services. PULSE operates an electronic funds transfer network, providing financial institutions issuing debit cards on the PULSE network with access to automated teller machines (“ATMs”) domestically and internationally, as well as merchant acceptance throughout the United States of America (“U.S.”) for debit card transactions. Diners Club is a global payments network of licensees, which are generally financial institutions, that issue Diners Club branded credit and charge cards and/or provide card acceptance services.

The Company manages its business activities in two segments, Digital Banking and Payment Services, based on the products and services provided. See Note 16: Segment Disclosures for a detailed description of each segment’s operations and the allocation conventions used in business segment reporting.

Sale of The Private Student Loan Portfolio

In November 2023, the Company announced its Board of Directors had authorized management to explore the sale of its private student loan portfolio. The Company stopped accepting new applications for private student loans February 1, 2024, and as of June 30, 2024, the Company’s private student loan portfolio was classified as loans held-for-sale. On July 17, 2024, Discover Bank entered into a purchase agreement to sell its private student loan portfolio and transfer servicing of the portfolio to a third-party servicer upon the sale. The purchase price payable to Discover Bank in the transaction represents a premium to the balances of principal and interest to be capitalized of the private student loan portfolio. The transaction is expected to be completed in multiple closings by the end of 2024, subject to the satisfaction or waiver of customary closing conditions. The first closing was executed during the three months ended September 30, 2024, resulting in the recognition of a $70 million gain recorded in other income on the condensed consolidated statements of income. As of September 30, 2024, the remaining principal balance of the private student loan portfolio, excluding interest to be capitalized, was approximately $8.5 billion, and based on certain assumptions the remaining proceeds are estimated to be up to approximately $9.0 billion. For more information, see Discover’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 17, 2024.

Pending Merger with Capital One Financial Corporation

On February 19, 2024, Discover and Capital One Financial Corporation (“Capital One”) jointly announced that they entered into an agreement and plan of merger (the “Merger Agreement”), under which the companies will combine in an all-stock merger, which valued Discover at $35.3 billion based on the price of Capital One common stock on the last trading day before the public announcement of the merger. Under the terms of the Merger Agreement, holders of Discover common stock will receive 1.0192 shares of Capital One common stock for each share of Discover common stock they own. Capital One shareholders will own approximately 60% of the combined company and Discover shareholders will own approximately 40% of the combined company. The Merger Agreement contains customary representations and warranties, covenants and closing conditions. The Board of Directors of the combined company will have fifteen directors, consisting of twelve Capital One Board members and three Discover Board members to be named at a later date. For more information, see Discover’s Current Report on Form 8-K filed with the SEC on February 22, 2024.

Completion of the proposed merger remains subject to approval by the Federal Reserve Board and the Office of the Comptroller of the Currency and other customary closing conditions, including the approval of both companies’ shareholders.

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete consolidated financial statements. In the opinion of management, the financial statements reflect all adjustments necessary for the fair presentation of results for the interim period. All such adjustments are of a normal, recurring nature. The preparation of financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and related disclosures. These estimates are based on information available as of the date of the condensed consolidated financial statements. The Company believes that the estimates used in the preparation of the condensed consolidated financial statements are reasonable. Actual results could differ from these estimates. These interim condensed consolidated financial statements should be read in conjunction with the Company’s 2023 audited consolidated financial statements filed with the Company’s annual report on Form 10-K/A for the year ended December 31, 2023. The condensed consolidated financial statements for the period ended September 30, 2023 have been restated as disclosed in the Company’s annual report on Form 10-K/A for the year ended December 31, 2023.

Certain prior year amounts have been reclassified to conform to the current period presentation. These reclassifications had no impact on the Company’s condensed consolidated financial condition, results of operations or changes in stockholders’ equity.

Restatement of Financial Statements

As reported in the second quarter of 2023, beginning in 2007, the Company incorrectly classified certain credit card accounts into its highest merchant and merchant acquirer pricing tier. The card product classification impacts the pricing and charging of discount and interchange revenue, which is recorded within discount and interchange revenue, net, on the consolidated statements of income. The Company determined that corrections to the financial statements for the impacts of the card product misclassification were required for prior periods presented in this Form 10-Q. Therefore, the Company has reflected these corrections to the condensed consolidated financial statements for prior periods presented in this Form 10-Q. Additionally, prior period amounts in the applicable notes to the condensed consolidated financial statements have been corrected. The impacts of the misclassification and subsequent corrections are contained entirely within the Digital Banking segment.

Recently Issued Accounting Pronouncements (Not Yet Adopted)

In November 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This ASU aims to build a better understanding of an entity’s expenses through more detailed tabular disclosures surrounding certain costs and expenses (including but not limited to employee compensation, amortization of intangibles, and depreciation), defining and disclosing selling expense, and qualitatively describing remaining amounts not disaggregated in relevant expense captions. In addition, certain existing expense disclosures will be required to be presented within the same note and tabular format as prescribed by ASU No. 2024-03. The guidance is effective for the Company for the year ending December 31, 2027, and interim periods thereafter and can be applied on a prospective or retrospective basis. While the ASU implements further disclosure requirements, it does not change how an entity calculates and/or records its expenses, and it will have no impact on the Company’s consolidated financial condition, results of operations or cash flows.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU enhances the transparency of income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid. Entities are required to disaggregate the rate reconciliation (including percentages and reported amounts) by certain specified categories with additional disaggregation by nature and/or jurisdiction for items over a designated threshold. Income taxes paid

(net of refunds received) must be disaggregated by federal, state and foreign taxes and separately by individual jurisdiction in which that amount for a particular jurisdiction is equal to or greater than five percent of total income taxes paid (net of refunds received). This annual disclosure guidance is effective for the Company for the year ending December 31, 2025 and can be adopted on either a prospective or retrospective basis. The Company expects to adopt this standard on a prospective basis. While the ASU implements further income tax disclosure requirements, it does not change how an entity determines its income tax obligation, and it will have no impact on the Company’s consolidated financial condition, results of operations or cash flows.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The ASU requires disclosure of additional segment level information, particularly regarding significant segment expenses. Entities must disclose significant expense categories and amounts that are regularly provided to the chief operating decision maker (“CODM”) and included in the reported segment measure of profit or loss. Other segment items must also be reported, which are those items that make up the difference between segment revenues less significant segment expenses and reported segment profit or loss. Additionally, entities must disclose the identity of the CODM and how they use the reported measures of segment profit or loss for decision making and assessing segment performance. The guidance is effective for the Company for the year ending December 31, 2024, and interim periods thereafter and requires retrospective application. While the ASU implements further segment disclosure requirements, it does not change how an entity identifies its operating or reportable segments, and it will have no impact on the Company’s consolidated financial condition, results of operations or cash flows.

2. Investments

The Company’s investment securities consist of the following (dollars in millions):

	September 30, 2024	December 31, 2023
U.S. Treasury bills(1)	$735	$—
Total other short-term investments	$735	$—
U.S. Treasury(2) and U.S. GSE(3) securities	$14,185	$12,937
Residential mortgage-backed securities – Agency(4)	$680	$718
Total investment securities	$14,865	$13,655

(1)	Includes U.S. Treasury bills with maturity dates greater than 90 days but less than one year at the time of acquisition.
(2)	Includes $407 million and $320 million of U.S. Treasury securities pledged as swap collateral as of September 30, 2024 and December 31, 2023, respectively.
(3)	Consists of securities issued by the Federal Home Loan Bank (“FHLB”).
(4)	Primarily consists of securities issued by Fannie Mae, Freddie Mac, or Ginnie Mae.

The amortized cost, gross unrealized gains and losses and fair value of available-for-sale and held-to-maturity investment securities are as follows (dollars in millions):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At September 30, 2024
Available-for-Sale Investment Securities(1)
U.S. Treasury and U.S. GSE securities	$14,058	$146	$(19)	$14,185
Residential mortgage-backed securities – Agency	412	—	(7)	405

Total available-for-sale investment securities	$14,470	$146	$(26)	$14,590

Held-to-Maturity Investment Securities(2)
Residential mortgage-backed securities – Agency(3)	$275	$2	$(17)	$260

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Total held-to-maturity investment securities	$275	$2	$(17)	$260

At December 31, 2023
Available-for-Sale Investment Securities(1)
U.S. Treasury and U.S. GSE securities	$12,971	$52	$(86)	$12,937
Residential mortgage-backed securities – Agency	480	—	(15)	465

Total available-for-sale investment securities	$13,451	$52	$(101)	$13,402

Held-to-Maturity Investment Securities(2)
Residential mortgage-backed securities – Agency(3)	$253	$—	$(19)	$234

Total held-to-maturity investment securities	$253	$—	$(19)	$234

(1)	Available-for-sale investment securities are reported at fair value.
(2)	Held-to-maturity investment securities are reported at amortized cost.
(3)	Amounts represent residential mortgage-backed securities (“RMBS”) that were classified as held-to-maturity as they were entered into as a part of the Company’s community reinvestment initiatives.

The Company primarily invests in U.S. Treasury obligations and securities issued by a U.S. government agency (“Agency”) or government-sponsored enterprise (“U.S. GSE”), which have long histories with no credit losses and are explicitly or implicitly guaranteed by the U.S. federal government. Therefore, management has concluded that there is no expectation of non-payment on its investment securities and does not record an allowance for credit losses on these investments. In addition, the Company does not have the intent to sell any available-for-sale securities in an unrealized loss position and does not believe it is more likely than not that it will be required to sell any such security before recovery of its amortized cost basis.

The following table provides information about available-for-sale investment securities with aggregate gross unrealized losses and the length of time that individual investment securities have been in a continuous unrealized loss position (dollars in millions):

	Number of Securities in a Loss Position	Less than 12 months		More than 12 months
		Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
At September 30, 2024
Available-for-Sale Investment Securities
U.S. Treasury and U.S. GSE securities	31	$1,137	$(2)	$2,593	$(17)
Residential mortgage-backed securities – Agency	30	$—	$—	$405	$(7)

At December 31, 2023
Available-for-Sale Investment Securities
U.S. Treasury and U.S. GSE securities	105	$3,513	$(13)	$3,978	$(73)
Residential mortgage-backed securities – Agency	31	$—	$—	$465	$(15)

There were no proceeds from sales or recognized gains or losses on available-for-sale securities during the three and nine months ended September 30, 2024 and 2023. See Note 8: Accumulated Other Comprehensive Income for unrealized gains and losses on available-for-sale securities during the three and nine months ended September 30, 2024 and 2023.

Maturities of available-for-sale debt securities and held-to-maturity debt securities are provided in the following table (dollars in millions):

	One Year or Less	After One Year Through Five Years	After Five Years Through Ten Years	After Ten Years	Total
At September 30, 2024
Available-for-Sale Investment Securities - Amortized Cost
U.S. Treasury and U.S. GSE securities	$2,193	$11,792	$73	$—	$14,058
Residential mortgage-backed securities – Agency(1)	—	52	106	254	412

Total available-for-sale investment securities	$2,193	$11,844	$179	$254	$14,470

Held-to-Maturity Investment Securities - Amortized Cost
Residential mortgage-backed securities – Agency(1)	$—	$—	$—	$275	$275

Total held-to-maturity investment securities	$—	$—	$—	$275	$275

Available-for-Sale Investment Securities - Fair Values
U.S. Treasury and U.S. GSE securities	$2,183	$11,926	$76	$—	$14,185
Residential mortgage-backed securities – Agency(1)	—	50	105	250	405

Total available-for-sale investment securities	$2,183	$11,976	$181	$250	$14,590

Held-to-Maturity Investment Securities - Fair Values
Residential mortgage-backed securities – Agency(1)	$—	$—	$—	$260	$260

Total held-to-maturity investment securities	$—	$—	$—	$260	$260

(1)	Maturities of RMBS are reflective of the contractual maturities of the investment.

Other Investments

As a part of the Company’s community reinvestment initiatives, the Company has made equity investments in certain limited partnerships and limited liability companies that finance the construction and rehabilitation of affordable rental housing and stimulate economic development in low- to moderate-income communities. These investments are recorded within other assets on the Company’s condensed consolidated statements of financial condition. The Company has elected to account for its qualifying investments in Low Income Housing Tax Credit and New Markets Tax Credit programs under the proportional amortization method beginning January 1, 2024 on a modified retrospective basis. As of September 30, 2024, all of the Company’s tax credit investments qualified for this election. Prior to 2024, these investments were accounted for using the equity method. Under the proportional amortization method, the cost of the investment is amortized in proportion to the income tax credits and other income tax benefits received, the net effect of which is recognized as a component of income tax expense on the condensed consolidated statements of income and within cash flows provided by operating activities on the condensed consolidated statements of cash flows. The Company earns a return primarily through tax credits allocated to the affordable housing projects and the community revitalization projects. The Company does not consolidate these investments as the Company does not have a controlling financial interest in the investee entities. The related commitments for future investments are recorded in accrued expenses and other liabilities within the consolidated statements of financial condition for delayed equity contributions that are unconditional and legally binding. Equity contributions that are contingent upon a future event are recognized when that contingent event becomes probable. As of September 30, 2024 and December 31, 2023, the Company had outstanding investments in these entities of $451 million and $514 million, respectively, and related liabilities for delayed equity contributions of $156 million and $187 million, respectively. During the three and nine months ended September 30, 2024, the Company recognized $15 million and $46 million of amortization, respectively. During the three and nine months ended September 30, 2024 the Company recognized $17 million and $52 million of income tax credits and other income tax benefits, respectively. Non-income tax benefits comprised only immaterial cash distributions from these investments during the three and nine months ended September 30, 2024.

The Company holds non-controlling equity positions in several payment services entities and third-party venture capital funds, which invest in such entities. Most of the direct investments in such entities are not subject to equity method accounting because the Company does not have significant influence over the investee. The Company’s investments in third-party venture capital funds represent limited partnership interests and are accounted for under the equity method. The common or preferred equity securities that the Company holds typically do not have readily determinable fair values. As a result, these investments are carried at cost minus impairment, if any. As of September 30, 2024 and December 31, 2023, the carrying value of these investments, which are recorded within other assets on the Company’s condensed consolidated statements of financial condition, was $38 million and $35 million, respectively.

3. Loan Receivables

The Company’s loans held-for-investment comprise two loan portfolio segments: credit card loans and other loans.

The Company’s classes of receivables within the two portfolio segments are depicted in the following table (dollars in millions):

	September 30, 2024	December 31, 2023
Loans held-for-sale(1)(2)	$8,484	$—
Loan portfolio
Credit card loans(3)(4)	100,489	102,259
Other loans(1)
Private student loans(2)		10,352
Personal loans	10,438	9,852
Other loans	7,582	5,946

Total other loans	18,020	26,150

Total loan portfolio	118,509	128,409

Total loan receivables	126,993	128,409
Allowance for credit losses	(8,512)	(9,283)

Net loan receivables	$118,481	$119,126

(1)

Accrued interest receivable on private student, personal and other loans, which is presented as part of other assets in the Company’s condensed consolidated statements of financial condition, was $372 million, $74 million and $28 million, respectively, at September 30, 2024 and $522 million, $69 million and $21 million, respectively, at December 31, 2023.

(2)

At September 30, 2024, the private student loan portfolio was classified as held-for-sale and there were $6.0 billion of private student loans in repayment. At December 31, 2023, the private student loan portfolio was classified as held-for-investment and there were $6.3 billion of private student loans in repayment.

(3)

Amounts include carrying values of $11.7 billion and $14.8 billion underlying investors’ interest in trust debt at September 30, 2024 and December 31, 2023, respectively, and $16.9 billion and $15.6 billion in seller’s interest at September 30, 2024 and December 31, 2023, respectively. See Note 4: Credit Card and Private Student Loan Securitization Activities for additional information.

(4)

Unbilled accrued interest receivable on credit card loans, which is presented as part of other assets in the Company’s condensed consolidated statements of financial condition, was $726 million and $753 million at September 30, 2024 and December 31, 2023, respectively.

Loans Held-for-Sale

As of September 30, 2024, the Company’s private student loans portfolio comprises the entirety of the Company’s loans held-for-sale balance. The Company includes its loans held-for-sale in loan receivables and carries these assets at the lower of amortized cost or fair value. The estimated fair value of loans held-for-sale is based on the pricing terms defined in the purchase agreement executed on July 17, 2024. An allowance for credit losses is not maintained for loans held-for-sale. Interest income on loans held-for-sale continues to accrue and is recognized in income based on the contractual rate of interest. As with the Company’s loans held-for-investment, accrued interest on loans held-for-sale is recorded in other assets in the Company’s condensed consolidated statements of financial condition. Accrued interest on private student loans as of September 30, 2024, was incorporated into the lower of amortized cost or fair value measurement of those loans.

Credit Quality Indicators

As part of credit risk management activities, on an ongoing basis, the Company reviews information related to the performance of a customer’s account with the Company and information from credit bureaus, such as FICO or other credit scores, relating to the customer’s broader credit performance. The Company actively monitors key credit quality indicators, including FICO scores and delinquency status, for its loan receivables. These indicators are important to understand the overall credit performance of the Company’s customers and their ability to repay.

FICO scores are generally obtained at the origination of the account and are refreshed monthly or quarterly thereafter to assist in predicting customer behavior. Historically, the Company has noted that accounts with FICO scores below 660 have larger delinquencies and credit losses than those with higher credit scores.

Credit quality disclosures, including disclosures pertaining to loan modifications to borrowers experiencing financial difficulty, do not apply to loans carried at the lower of amortized cost or fair value. Therefore, loans held-for-sale are excluded from these disclosures.

The following table provides the distribution of the amortized cost basis (excluding accrued interest receivable presented in other assets) by the most recent FICO scores available for the Company’s customers for credit card and personal loan receivables (dollars in millions):

	Credit Risk Profile by FICO Score
	September 30, 2024			December 31, 2023
	660 and Above		Less than 660 or No Score		660 and Above		Less than 660 or No Score
	$	%	$	%	$	%	$	%
Credit card loans	$80,277	80%	$20,212	20%	$82,238	80%	$20,021	20%
Personal loans by origination year
2024	$3,915	99%	$37	1%
2023	$3,533	95%	$192	5%	$5,149	98%	$100	2%
2022	$1,623	91%	$169	9%	$2,604	93%	$187	7%
2021	$588	90%	$67	10%	$1,049	92%	$91	8%
2020	$177	91%	$17	9%	$355	92%	$29	8%
Prior	$100	83%	$20	17%	$247	86%	$41	14%

Total personal loans	$9,936	95%	$502	5%	$9,404	95%	$448	5%

Delinquencies are an indicator of credit quality at a point in time. A loan balance is considered delinquent when contractual payments on the loan become 30 days past due.

The amortized cost basis (excluding accrued interest receivable presented in other assets) of delinquent loans in the Company’s loan portfolio is shown below for credit card and personal loan receivables (dollars in millions):

	September 30, 2024			December 31, 2023
	30-89 Days Delinquent	90 or More Days Delinquent	Total Past Due	30-89 Days Delinquent	90 or More Days Delinquent	Total Past Due
Credit card loans	$1,974	$1,883	$3,857	$2,038	$1,917	$3,955
Personal loans by origination year
2024	$13	$3	$16
2023	55	19	74	26	8	34
2022	38	15	53	44	16	60
2021	14	6	20	20	8	28
2020	4	1	5	7	2	9
Prior	3	3	6	7	5	12

Total personal loans	$127	$47	$174	$104	$39	$143

Allowance for Credit Losses

The following tables provide changes in the Company’s allowance for credit losses (dollars in millions):

	For the Three Months Ended September 30, 2024
	Credit Card Loans	Private Student Loans	Personal Loans	Other Loans	Total Loans
Balance at June 30, 2024	$7,591	$—	$793	$97	$8,481
Additions
Provision for credit losses(1)	1,327	—	111	35	1,473
Deductions
Charge-offs	(1,629)	—	(123)	(4)	(1,756)
Recoveries	297	—	17	—	314

Net charge-offs	(1.332)	—	(106)	(4)	(1,442)

Balance at September 30, 2024	$7,586	$—	$798	$128	$8,512

	For the Three Months Ended September 30, 2023
	Credit Card Loans	Private Student Loans	Personal Loans	Other Loans	Total Loans
Balance at June 30, 2023	$6,525	$849	$622	$68	$8,064
Additions
Provision for credit losses(1)	1,518	52	93	8	1,671
Deductions
Charge-offs	(1.171)	(40)	(76)	—	(1,287)
Recoveries	198	5	14	—	217

Net charge-offs	(973)	(35)	(62)	—	(1,070)

Balance at September 30, 2023	$7,070	$866	$653	$76	$8,665

	For the Nine Months Ended September 30, 2024
	Credit Card Loans	Private Student Loans	Personal Loans	Other Loans	Total Loans
Balance at December 31, 2023	$7,619	$858	$722	$84	$9,283
Additions
Provision for credit losses(1)(2)	4,083	(770)	383	53	3,749
Deductions
Charge-offs	(4,926)	(100)	(353)	(9)	(5,388)
Recoveries	810	12	46	—	868

Net charge-offs	(4,116)	(88)	(307)	(9)	(4,520)

Balance at September 30, 2024	$7,586	$—	$798	$128	$8,512

	For the Nine Months Ended September 30, 2023
	Credit Card Loans	Private Student Loans	Personal Loans	Other Loans	Total Loans
Balance at December 31, 2022	$5,883	$839	$595	$57	$7,374
Cumulative effect of ASU No. 2022-02 adoption(3)	(66)	—	(2)	—	(68)
Balance at January 1, 2023	5,817	839	593	57	7,306
Additions
Provision for credit losses(1)	3,752	121	211	19	4,103
Deductions
Charge-offs	(3,101)	(111)	(194)	—	(3,406)
Recoveries	602	17	43	—	662

Net charge-offs	(2,499)	(94)	(151)	—	(2,744)

Balance at September 30, 2023	$7,070	$866	$653	$76	$8,665

(1)

Excludes a $31 million adjustment of the liability for expected credit losses on unfunded commitments for the three months ended September 30, 2023, and $40 million and $6 million for the nine months ended September 30, 2024 and 2023, respectively, as the liability is recorded in accrued expenses and other liabilities in the Company’s condensed consolidated statements of financial condition. With the transfer of private student loans to the held-for-sale classification as of June 30, 2024, a liability for expected credit losses on unfunded commitments is no longer recorded.

(2)	Includes the adjustment to eliminate the allowance for credit losses upon classifying the private student loan portfolio as held-for-sale.
(3)

Represents the adjustment to the allowance for credit losses as a result of the adoption of ASU No 2022-02 on January 1, 2023, which eliminated the requirement to apply discounted cash flow measurements for certain troubled debt restructurings.

The allowance for credit losses was approximately $8.5 billion at September 30, 2024, which reflects a $31 million build from June 30, 2024, and a $771 million release from December 31, 2023. The build in the allowance for credit losses for the three months ended September 30, 2024 was primarily driven by the impact of loan growth in the Company’s loan portfolio. The release in the allowance for credit losses for the nine months ended September 30, 2024 was driven by the reversal of the private student loans allowance due to the loans being classified as held-for-sale, partially offset by the impact of loan growth.

The allowance estimation process begins with a loss forecast that uses certain macroeconomic variables and multiple macroeconomic scenarios among its inputs. In estimating the allowance at September 30, 2024, the Company used a macroeconomic forecast that projected the following amounts: (i) unemployment rate ending 2024 at 4.35% and, within the Company’s reasonable and supportable period, peaking at 4.62% in the third quarter of 2025 and (ii) 2.54% growth rate in real gross domestic product in 2024.

In estimating expected credit losses, the Company considered the uncertainties associated with borrower behavior and payment trends, as well as recent and expected macroeconomic conditions including those relating to consumer price inflation and the fiscal and monetary policy responses to that inflation. Federal Reserve officials believe trends in inflation and employment are supportive of a less restrictive monetary policy, as indicated by a reduction of the federal funds target range in September 2024 and signaling of further cuts over the remainder of 2024. However, the timing and magnitude of rate decreases will be dependent on trends in economic data, particularly inflation and labor market conditions, and monetary policy remains restrictive, which typically precedes weaker consumer credit conditions caused by rising unemployment as economic growth slows. While credit performance in the Company’s lending portfolios has evolved in line with its expectations, the Company assessed the prospects for various macroeconomic outcomes in setting its allowance for credit losses.

The forecast period the Company deemed to be reasonable and supportable was 18 months for all periods presented. The 18 months reasonable and supportable forecast period was deemed appropriate given the current economic conditions. For all periods presented, the Company determined that a reversion period of 12 months was appropriate for the same reason. The Company applied a weighted reversion method to provide a more reasonable transition to historical losses for all loan products for all periods presented.

The net charge-offs for credit card loans and personal loans increased for the three and nine months ended September 30, 2024, when compared to the same periods in 2023, primarily driven by portfolio seasoning.

Net charge-offs of principal are recorded against the allowance for credit losses, as shown in the preceding table. Information regarding net charge-offs of interest and fee revenues on credit card and other loans is as follows (dollars in millions):(1)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Interest and fees accrued subsequently charged-off, net of recoveries (recorded as a reduction of interest income)	$274	$176	$831	$460
Fees accrued subsequently charged-off, net of recoveries (recorded as a reduction to other income)	$61	$47	$196	$134

(1)	Amounts presented in this table include charge-offs related to private student loans through June 30. 2024, the date those loans were transferred to held-for-sale classification.

Gross principal charge-offs of the Company’s loan portfolio are presented in the table below, on a year-to-date basis, for credit card and personal loan receivables (dollars in millions):

	For the Nine Months Ended September 30,
	2024	2023
Credit card loans	$4,926	$3,101
Personal loans by origination year
2024	$6
2023	125	$5
2022	132	74
2021	56	58
2020	18	26
Prior	16	31

Total personal loans	$353	$194

Delinquent and Non-Accruing Loans

The amortized cost basis (excluding accrued interest receivable presented in other assets) of delinquent and non-accruing loans in the Company’s loan portfolio, which excludes loans held-for-sale, is shown below for each class of loan receivables (dollars in millions):(1)

	30-89 Days Delinquent	90 or More Days Delinquent	Total Past Due	90 or More Days Delinquent and Accruing	Total Non-accruing(2)
At September 30, 2024
Credit card loans	$1,974	$1,883	$3,857	$1,845	$191
Other Loans
Personal loans	127	47	174	45	12
Other loans	44	30	74	5	79

Total other loans	171	77	248	50	91

Total loan portfolio	$2,145	$1,960	$4,105	$1,895	$282

At December 31, 2023
Credit card loans	$2,038	$1,917	$3,955	$1,881	$197
Other loans
Personal loans	104	39	143	37	11
Other loans	39	19	58	3	53

Total other loans	143	58	201	40	64

Total loan portfolio	$2,181	$1,975	$4,156	$1,921	$261

(1)	The payment status of both modified and unmodified loans is included in this table.

(2)

The Company estimates that the gross interest income that would have been recorded under the original terms of non-accruing credit card loans was $9 million and $11 million for the three months ended September 30, 2024 and 2023, respectively, and $26 million and $29 million for the nine months ended September ‘30, 2024 and 2023, respectively. The Company does not separately track the amount of gross interest income that would have been recorded under the original terms of loans Instead, the Company estimated this amount based on customers’ current balances and most recent interest rates.

Loan Modifications to Borrowers Experiencing Financial Difficulty

The Company has internal loan modification programs that provide relief to credit card and personal loan borrowers who are experiencing financial hardship. The internal loan modification programs include both temporary and permanent programs, which vary by product. External loan modification programs, through third party consumer credit counseling agencies, are also available for credit card and personal loans. Those programs feature interest rate reductions, payment delays, term extensions, or a combination thereof.

For credit card customers, the Company offers both temporary and permanent hardship programs. The temporary hardship programs consist of an interest rate reduction lasting for a period no longer than 12 months. Charging privileges on these accounts are generally suspended while in the program. However, if the customer meets certain criteria, charging privileges may be reinstated following completion of the program.

The permanent modification program involves closing the account, changing the structure of the loan to a fixed payment loan with a maturity no longer than 72 months and reducing the interest rate on the loan. The permanent modification program does not typically provide for the forgiveness of unpaid principal, but may allow for the reversal of certain unpaid interest or fee assessments. The Company also makes permanent loan modifications for customers who request financial assistance through external sources, such as a consumer credit counseling agency program. These loans typically receive a reduced interest rate, typically continue to be subject to the original minimum payment terms and do not normally include waiver of unpaid principal, interest or fees.

For personal loan customers, the Company offers various payment programs, including temporary and permanent programs, in certain situations. The temporary programs normally consist of reducing the minimum payment for no longer than 12 months and, in certain circumstances, the interest rate on the loan is reduced. The permanent programs involve extending the loan term and, in certain circumstances, reducing the interest rate on the loan. The total term of the loan, including modification, may not exceed nine years. The Company also allows permanent loan modifications for customers who request financial assistance through external sources, similar to the credit card customers discussed above. Payments are modified based on the new terms agreed upon with the credit counseling agency.

In addition to the programs described above, the Company will in certain cases accept partial payment in full satisfaction of the outstanding receivable. This is a form of principal forgiveness also known as a settlement. The difference between the loan balance and the amount received at settlement is recorded as a charge-off.

The Company monitors borrower performance after using payment programs. The Company believes the programs are useful in assisting customers experiencing financial difficulties and allowing them to make timely payments. In addition to helping customers with their credit needs, these programs are designed to maximize collections and ultimately the Company’s profitability. The Company plans to continue to use payment programs to provide relief to customers experiencing financial difficulties.

The following table provides the period-end amortized cost basis, by modification category, of loans to borrowers experiencing financial difficulty that entered a modification program during the period (dollars in millions). Some of the loans presented in the table below may no longer be enrolled in a program at period-end:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Credit card loans(1)(2)
Interest rate reduction	$1,028	$685	$2,619	$1,712

Total credit card loans(3)	$1,028	$685	$2,619	$1,712

% of total class of financing receivables	1.02%	0.70%	2.61%	1.76%

Personal loans(1)
Payment delay(4)	$5	$4	$11	$8
Term extension(5)	11	9	30	24
Interest rate reduction and payment delay(4)	31	21	75	48
Interest rate reduction and term extension(5)	12	9	34	22

Total personal loans	$59	$43	$150	$102

% of total class of financing receivables	0.57%	0.45%	1.44%	1.07%

(1)

Accrued interest receivable (including unbilled accrued interest receivable for credit card loans) on modified loans to borrowers experiencing financial difficulty, which is presented as part of other assets in the Company’s condensed consolidated statements of financial condition, was immaterial at September 30, 2024 and 2023.

(2)

Accounts that entered a credit card loan modification program include $191 million and $487 million that were converted from revolving line-of-credit arrangements to term loans during the three and nine months ended September 30, 2024, respectively Accounts that entered a credit card loan modification program include $120 million and $302 million that were converted from revolving line-of-credit arrangements to term loans during the three and nine months ended September 30, 2023, respectively.

(3)

For settlements the amortized cost basis is zero at period-end and therefore there is no amount reported for principal forgiveness in the table above See financial effects table below for principal forgiveness to borrowers experiencing financial difficulty.

(4)

The Company defines a payment delay as a temporary reduction in payments below the original contractually required payment amounts (e.g., interest only payments). The Company’s credit card loan modification programs do not result in an other than insignificant delay in payment.

(5)

The Company defines term extensions as only those modifications for which the maturity date is extended beyond the original contractual maturity date by virtue of a change in terms other than a payment delay as defined above. Modifications to credit card loans are not considered term extensions because credit card loans do not have a fixed repayment term.

The following table provides information on the financial effects of loan modifications to borrowers experiencing financial difficulty, by modification type, made during the period (dollars in millions):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Credit card loans
Weighted-average interest rate reduction	14.47%	13.84%	14.45%	13.68%
Principal forgiven	62	35	166	81
Interest and fees forgiven(1)	58	30	160	77

Personal loans
Weighted-average interest rate reduction	14.01%	12.30%	13.62%	12.01%
Weighted-average term extension (in months)	39	38	40	38
Payment delay duration (in months)(2)	6 to 12	6 to 12	6 to 12	6 to 12

(1)

Represents the amount of interest and fees forgiven resulting from accounts entering into a credit card loan modification program and pre-charge off settlements. Interest and fees forgiven are reversed against the respective line items in the condensed consolidated statements of income.

(2)	For personal loan payment delays, the Company limits this assistance to a life of loan maximum of 12 months.

Loan receivables that have been modified are subject to the same requirements for the accrual of expected credit loss over their expected remaining lives as for unmodified loans. The allowance for credit losses incorporates modeling of historical loss data and thereby captures the higher risk associated with modified loans to borrowers experiencing financial difficulty based on their account attributes.

The following table presents the payment status and period-end amortized cost basis, by class of loan receivable, of loans that were modified to borrowers experiencing financial difficulty during the 12 months preceding each of the periods presented (dollars in millions):(1)

	Current	30-89 Days Delinquent	90 or More Days Delinquent
At September 30, 2024
Credit card loans	$2,677	$293	$222
Personal loans	147	29	6

Total	$2,824	$322	$228

At December 31, 2023
Credit card loans	$1,882	$252	$196
Personal loans	109	20	4

Total	$1,991	$272	$200

(1)	This table includes any loan that entered a modification program during the preceding 12 months without regard to whether it remained in a modification program as of the reporting date.

The following table presents the defaulted amount and period-end amortized cost basis, by modification category, of loans that defaulted during the period and were modified to borrowers experiencing financial difficulty during the 12 months preceding default (dollars in millions):

	For the Three Months Ended September 30, 2024		For the Nine Months Ended September 30, 2024
	Defaulted Amount(1)	Period-end Amortized Cost Basis	Defaulted Amount(1)	Period-end Amortized Cost Basis
Credit card loans
Interest rate reduction	$263	$186	$658	$349

Total credit card loans	$263	$186	$658	$349

Personal loans
Payment delay	$1	$1	$2	$1
Term extension	2	2	6	3
Interest rate reduction and payment delay	9	3	23	6
Interest rate reduction and term extension	6	5	15	7

Total personal loans	$18	$11	$46	$17

	For the Three Months Ended September 30, 2023		For the Nine Months Ended September 30, 2023
	Defaulted Amount(1)	Period-end Amortized Cost Basis	Defaulted Amount(1)	Period-end Amortized Cost Basis
Credit card loans
Interest rate reduction	$120	$96	$203	$124

Total credit card loans	$120	$96	$203	$124

	For the Three Months Ended September 30, 2023		For the Nine Months Ended September 30, 2023
	Defaulted Amount(1)	Period-end Amortized Cost Basis	Defaulted Amount(1)	Period-end Amortized Cost Basis
Personal loans
Payment delay	$—	$—	$1	$1
Term extension	1	1	2	2
Interest rate reduction and payment delay	3	3	4	4
Interest rate reduction and term extension	3	3	3	3

Total personal loans	$7	$7	$10	$10

(1)

For purposes of this disclosure, a loan is considered to be defaulted when it is 60 days or more delinquent at month end and has advanced two stages of delinquency subsequent to modification Loans that entered a modification program in any stage of delinquency but did not experience a further payment default are included in the payment status table above but are not counted as defaulted for purposes of this disclosure.

4. Credit Card and Private Student Loan Securitization Activities

The Company’s securitizations are accounted for as secured borrowings and the related trusts are treated as consolidated subsidiaries of the Company. For a description of the Company’s principles of consolidation with respect to VIEs, see Note 1: Background and Basis of Presentation to the consolidated financial statements in the Company’s annual report on Form 10-K/A for the year ended December 31, 2023.

Credit Card Securitization Activities

The Company accesses the term asset securitization market through Discover Card Master Trust I (“DCMT”) and Discover Card Execution Note Trust (“DCENT”). Credit card loan receivables are transferred into DCMT and beneficial interests in DCMT are transferred into DCENT. DCENT issues debt securities to investors that are reported primarily in long-term borrowings.

The DCENT debt structure consists of four classes of securities (DiscoverSeries Class A, B, C and D notes), with the most senior class generally receiving a triple-A rating. To issue senior, higher-rated classes of notes, it is necessary to obtain the appropriate amount of credit enhancement, generally through the issuance of junior, lower-rated or more highly subordinated classes of notes. Wholly-owned subsidiaries of Discover Bank hold the subordinated classes of notes. The Company is exposed to credit risk associated with trust receivables as of the balance sheet date through the retention of these subordinated interests. The estimate of expected credit losses on trust receivables is included in the allowance for credit losses estimate.

The Company’s retained interests in the trust’s assets, consisting of investments in DCENT notes held by subsidiaries of Discover Bank, constitute intercompany positions that are eliminated in the preparation of the Company’s condensed consolidated statements of financial condition.

Upon transfer of credit card loan receivables to the trust, the receivables and certain cash flows derived from them become restricted for use in meeting obligations to the trust’s creditors. Further, the transferred credit card loan receivables are owned by the trust and are not available to the Company’s third-party creditors. The trusts have ownership of cash balances, the amounts of which are reported in restricted cash within the Company’s condensed consolidated statements of financial condition. Except for the seller’s interest in trust receivables, the Company’s interests in trust assets are generally subordinate to the interests of third-party investors in trust debt and, as such, may not be realized by the Company if needed to absorb deficiencies in cash flows that are allocated to those investors. Apart from the restricted assets related to securitization activities, the investors and the securitization trusts have no recourse to the Company’s other assets or the Company’s general credit for a shortage in cash flows.

The carrying values of these restricted assets, which are presented on the Company’s condensed consolidated statements of financial condition as relating to securitization activities, are shown in the following table (dollars in millions):

	September 30, 2024	December 31, 2023
Restricted cash	$29	$36

Investors’ interests held by third-party investors	9,250	11,725
Investors’ interests held by wholly-owned subsidiaries of Discover Bank	2,459	3,117
Seller’s interest	16,934	15,598

Loan receivables(1)	28,643	30,440
Allowance for credit losses allocated to securitized loan receivables(1)	(1,334)	(1,347)

Net loan receivables	27,309	29,093
Other assets	3	2

Carrying value of assets of consolidated variable interest entities	$27,341	$29,131

(1)

The Company maintains its allowance for credit losses at an amount equal to lifetime expected credit losses associated with all loan receivables, which includes all loan receivables in the trusts. Therefore, the credit risk associated with the transferred receivables is fully reflected on the Company’s statements of financial condition in accordance with GAAP.

The debt securities issued by the consolidated trusts are subject to credit, payment and interest rate risks on the transferred credit card loan receivables. To protect investors in the securities, there are certain features or triggering events that will cause an early amortization of the debt securities, including triggers related to the impact of the performance of the trust receivables on the availability and adequacy of cash flows to meet contractual requirements. As of September 30, 2024, no economic or other early amortization events have occurred.

The Company continues to own and service the accounts that generate the loan receivables held by the trusts. Discover Bank receives servicing fees from the trusts based on a percentage of the monthly investor principal balance outstanding. Although the fee income to Discover Bank offsets the fee expense to the trusts and thus is eliminated in consolidation, failure to service the transferred loan receivables in accordance with contractual requirements could lead to a termination of the servicing rights and the loss of future servicing income, net of related expenses.

Private Student Loan Securitization Activities

The Company’s private student loan trust receivables reported in loan receivables and the related debt issued by the trust reported in long-term borrowings were immaterial as of September 30, 2024 and December 31, 2023. The amounts are included, together with amounts related to the Company’s credit card securitizations, in the supplemental information about assets and liabilities of consolidated variable interest entities, which is presented with the Company’s condensed consolidated statements of financial condition.

5. Deposits

The Company obtains deposits from consumers directly or through affinity relationships (“direct-to-consumer deposits”). Additionally, the Company obtains deposits through third-party securities brokerage firms that offer the Company’s deposits to their customers (“brokered deposits”). Direct-to-consumer deposit products include savings accounts, certificates of deposit, money market accounts, IRA savings accounts, IRA certificates of deposit and checking accounts. Brokered deposit products include certificates of deposit and sweep accounts.

The following table summarizes certificates of deposits maturing over the remainder of this year, over each of the next four years and thereafter (dollars in millions):

At September 30, 2024
2024	$10,208
2025	23,052
2026	4,914
2027	4,521
2028	2,209
Thereafter	1,172

Total	$46,076

6. Long-Term Borrowings

Long-term borrowings consist of borrowings having original maturities of one year or more. The following table provides a summary of the Company’s long-term borrowings and weighted-average interest rates on outstanding balances (dollars in millions):

	September 30, 2024				December 31, 2023
	Maturity	Interest Rate	Weighted- Average Interest Rate	Outstanding Amount	Outstanding Amount
Securitized Debt
Fixed-rate asset-backed securities(1)	2025-2026	1.03%-5.03%	3.55%	$8,503	$10,003
Floating-rate asset-backed securities	2024				925
Total Discover Card Master Trust I and Discover Card Execution Note Trust				8,503	10,928
Floating-rate asset-backed security(2)(3)	2031	9.00%	9.00%	54	65

Total private student loan securitization trust				54	65

Total long-term borrowings - owed to securitization investors				8,557	10,993
Discover Financial Services (Parent Company)
Fixed-rate senior notes	2024-2032	3.75%-6.70%	4.68%	3,339	3,336
Fixed-rate retail notes	2025-2031	3.25%-4.40%	3.82%	138	140
Fixed to floating-rate senior notes(4)	2034	7.96%	7.96%	993	993
Discover Bank
Fixed-rate senior bank notes(1)	2026-2030	2.70%-4.65%	3.82%	2,846	3,571
Fixed-rate subordinated bank notes	2028	5.97%	5.97%	506	500
Fixed-rate Federal Home Loan Bank advances	2030	4.77%-4.82%	4.82%	523	523
Floating-rate Federal Home Loan Bank advances(5)	2024	4.99% -5.09%	5.09%	525	525

Total long-term borrowings				$17,427	$20,581

(1)

The Company uses interest rate swaps to hedge portions of these long-term borrowings against changes in fair value attributable to changes in the applicable benchmark interest rates. The use of these interest rate swaps impacts the carrying value of the debt. See Note 15: Derivatives and Hedging Activities.

(2)	The private student loan securitization trust floating-rate asset-backed security includes an issuance with the following interest rate term: Prime rate + 100 basis points as of September 30, 2024.
(3)	Repayment of this debt is dependent upon the timing of principal and interest payments on the underlying private student loans. The date shown represents the final maturity date.
(4)	The fixed to floating-rate senior notes include a rate reset on November 2, 2033, to a floating rate based on compounded SOFR + 3.370%
(5)	The floating-rate FHLB advances include interest rate terms based on SOFR plus a spread ranging from 16 to 26 basis points as of September 30, 2024.

The following table summarizes long-term borrowings maturing over the remainder of this year, over each of the next four years and thereafter (dollars in millions):

September 30, 2024
2024	$1,025
2025	6,174
2026	4,941
2027	1,002
2028	1,452
Thereafter	2,833

Total	$17,427

As a member of the FHLB of Chicago, the Company has access to both short- and long-term advance structures with maturities ranging from overnight to 30 years. As of September 30, 2024, the Company had total committed borrowing capacity of $4.9 billion based on the amount and type of assets pledged, of which the outstanding balance was comprised of $1.0 billion in long-term advances. As of December 31, 2023, the Company had total committed borrowing capacity of $3.6 billion based on the amount and type of assets pledged, of which the outstanding balance was comprised of $1.0 billion in long-term advances. These advances are presented as short- or long-term borrowings on the condensed consolidated statements of financial condition based on the contractual maturity at origination.

Additionally, the Company has access to committed borrowing capacity through private securitizations to support the funding of its credit card loan receivables. As of September 30, 2024 and December 31, 2023, the total commitment of secured credit facilities through private providers was $3.5 billion, $750 million of which was outstanding at each of the reporting dates as a short-term advance and presented as short-term borrowings on the condensed consolidated statements of financial condition. Access to the unused portions of the secured credit facilities is subject to the terms of the agreements with each of the providers. The secured credit facilities have various expirations in 2025 and 2026. Borrowings outstanding under each facility bear interest at a margin above the Term Secured Overnight Financing Rate (“SOFR”) or the asset-backed commercial paper costs of each provider. The terms of each agreement provide for a commitment fee to be paid on the unused capacity and include various affirmative and negative covenants, including performance metrics and legal requirements similar to those required to issue any term securitization transaction.

7. Preferred Stock

The table below presents a summary of the Company’s non-cumulative perpetual preferred stock that is outstanding at September 30, 2024 (dollars in millions, except per depositary share amounts):

Series	Description	Initial Issuance Date	Liquidation Preference and Redemption Price per Depositary Share(1)	Per Annum Dividend Rate in effect at September 30, 2024	Total Depositary Shares Authorized, Issued and Outstanding		Carrying Value
					September 30, 2024	December 31, 2023	September 30, 2024	December 31, 2023
C(2)(3)(4)	Fixed-to-Floating Rate	10/31/2017	$1,000	5.500%	570,000	570,000	$563	$563
D(2)(5)	Fixed-Rate Reset	6/22/2020	$1,000	6.125%	500,000	500,000	493	493

Total Preferred Stock					1,070,000	1,070,000	$1,056	$1,056

(1)	Redeemable at the redemption price plus declared and unpaid dividends.
(2)	Issued as depositary shares, each representing 1/100th interest in a share of the corresponding series of preferred stock. Each preferred share has a par value of $0.01.
(3)

Redeemable at the Company’s option, subject to regulatory approval, either (i) in whole or in part on any dividend payment date on or after October 30, 2027, or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined in the certificate of designations for the Series C preferred stock).

(4)

Any dividends declared are payable semi-annually in arrears at a rate of 5.500% per annum until October 30, 2027. Thereafter, dividends declared will be payable quarterly in arrears at a floating rate equal to 3-month Term SOFR plus a spread of 3.338% per annum.

(5)

Redeemable at the Company’s option, subject to regulatory approval, either (i) in whole or in part during the three-month period prior to, and including, each reset date (as defined in the certificate of designations for the Series D preferred stock) or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined in the certificate of designations for the Series D Preferred Stock).

(6)

Any dividends declared are payable semi-annually in arrears at a rate of 6.125% per annum until September 23, 2025, after which the dividend rate will reset every 5 years to a fixed annual rate equal to the 5-year Treasury plus a spread of 5.783%.

8. Accumulated Other Comprehensive Income

Changes in each component of accumulated other comprehensive (loss) income (“AOCI”) were as follows (dollars in millions):

	Unrealized (Losses) Gains on Available-for- Sale Investment Securities, Net of Tax	(Losses) Gains on Cash Flow Hedges, Net of Tax	Losses on Pension Plan, Net of Tax	AOCI
For the Three Months Ended September 30, 2024
Balance at June 30, 2024	$(148)	$(70)	$(180)	$(398)
Net change	239	176	—	415

Balance at September 30, 2024	$91	$106	$(180)	$17

For the Three Months Ended September 30, 2023
Balance at June 30, 2023	$(195)	$(86)	$(189)	$(470)
Net change	(83)	(20)	—	(103)

Balance at September 30, 2023	$(278)	$(106)	$(189)	$(573)

For the Nine Months Ended September 30, 2024
Balance at December 31, 2023	$(37)	$(8)	$(180)	$(225)
Net change	128	114	—	242

Balance at September 30, 2024	$91	$106	$(180)	$17

For the Nine Months Ended September 30, 2023
Balance at December 31, 2022	$(136)	$(14)	$(189)	$(339)
Net change	(142)	(92)	—	(234)

Balance at September 30, 2023	$(278)	$(106)	$(189)	$(573)

The following table presents each component of other comprehensive income (“OCI”) before reclassifications and amounts reclassified from AOCI for each component of OCI before- and after-tax. (dollars in millions):

	Before Tax	Tax (Expense) Benefit	Net of Tax
For the Three Months Ended September 30, 2024
Available-for-Sale Investment Securities
Net unrealized holding gains arising during the period	$316	$(77)	$239

Net change	$316	$(77)	$239

Cash Flow Hedges
Net unrealized gains arising during the period	$200	$(48)	$152
Amounts reclassified from AOCI	31	(7)	24

Net change	$231	$(55)	$176

For the Three Months Ended September 30, 2023
Available-for-Sale Investment Securities
Net unrealized holding losses arising during the period	$(111)	$28	$(83)

Net change	$(111)	$28	$(83)

Cash Flow Hedges
Net unrealized losses arising during the period	$(55)	$13	$(42)
Amounts reclassified from AOCI	29	(7)	22

Net change	$(26)	$6	$(20)

	Before Tax	Tax (Expense) Benefit	Net of Tax
For the Nine Months Ended September 30, 2024
Available-for-Sale Investment Securities
Net unrealized holding gains arising during the period	$169	$(41)	$128

Net change	$169	$(41)	$128

Cash Flow Hedges
Net unrealized gains arising during the period	$38	$(9)	$29
Amounts reclassified from AOCI	112	(27)	85

Net change	$150	$(36)	$114

For the Nine Months Ended September 30, 2023
Available-for-Sale Investment Securities
Net unrealized holding losses arising during the period	$(188)	$46	$(142)

Net change	$(188)	$46	$(142)

Cash Flow Hedges
Net unrealized losses arising during the period	$(172)	$42	$(130)
Amounts reclassified from AOCI	50	(12)	38

Net change	$(122)	$30	$(92)

9. Income Taxes

The following table presents the calculation of the Company’s effective income tax rate (dollars in millions):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
		(As Restated)		(As Restated)
Income before income taxes	$1,192	$761	$4,372	$3,154
Income tax expense	$322	$175	$1,128	$724
Effective income tax rate	27.0%	23.0%	25.8%	23.0%

The effective tax rate increased for the three and nine months ended September 30, 2024, as compared to the same periods in 2023, due to the adoption of the proportional amortization method for qualifying tax credit investments effective January 1, 2024, and the recognition of a charge representing potential non-deductible regulatory penalties related to the card product misclassification.

The Company is subject to examination by the Internal Revenue Service and tax authorities in various state, local and foreign tax jurisdictions. The Company’s federal income tax filings are open to examinations for the tax years ended December 31, 2020 and forward. The Company regularly assesses the likelihood of additional assessments or settlements in each of the taxing jurisdictions. At this time, the potential change in unrecognized tax benefits is expected to be immaterial over the next 12 months. The Company believes that its reserves are sufficient to cover any tax, penalties and interest that would result from such examinations.

10. Earnings Per Share

The following table presents the calculation of basic and diluted earnings per share (“EPS”) (dollars and shares in millions, except per share amounts):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
		(As Restated)		(As Restated)
Numerator
Net income	$870	$586	$3,244	$2,430
Preferred stock dividends	(31)	(31)	(62)	(62)

Net income available to common stockholders	839	555	3,182	2,368
Income allocated to participating securities	(5)	(5)	(20)	(17)

Net income allocated to common stockholders	$834	$550	$3,162	$2,351

Denominator
Weighted-average shares of common stock outstanding	251	250	251	255

Weighted-average shares of common stock outstanding and common stock equivalents	251	250	251	255

Basic earnings per common share	$3.32	$2.21	$12.61	$9.23
Diluted earnings per common share	$3.32	$2.21	$12.61	$9.22

Anti-dilutive securities were not material and had no impact on the computation of diluted EPS for the three and nine months ended September 30, 2024 and 2023.

11. Capital Adequacy

DFS is subject to the capital adequacy guidelines of the Federal Reserve. Discover Bank, the Company’s banking subsidiary, is subject to various regulatory capital requirements as administered by the Federal Deposit Insurance Corporation (“FDIC”). Failure to meet minimum capital requirements can result in the initiation of certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could limit the Company’s business activities and have a direct material effect on the financial condition and operating results of DFS and Discover Bank. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, DFS and Discover Bank must meet specific risk-based capital requirements and leverage ratios that involve quantitative measures of assets, liabilities and certain off-balance sheet items, as calculated under regulatory guidelines. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

DFS and Discover Bank are subject to regulatory and capital rules issued by the Federal Reserve and FDIC, respectively, under the Basel Committee’s December 2010 framework (“Basel III rules”). Under the Basel III rules, DFS and Discover Bank are classified as “standardized approach” entities. Standardized approach entities are defined as U.S. banking organizations with consolidated total assets over $50 billion but not exceeding $250 billion and consolidated total on-balance sheet foreign exposure less than $10 billion.

In accordance with the final rule on the impact of current expected credit losses (“CECL”) on regulatory capital, the Company has elected to phase in the impact over three years beginning in 2022. Accordingly, the Company’s Common Equity Tier 1 (“CET1”) capital ratios are higher than they otherwise would have been. The Company’s CET1 capital ratios will continue to be favorably impacted by this election over the phase-in period, which ends December 31, 2024.

As of September 30, 2024 and December 31, 2023, DFS and Discover Bank met all Basel III minimum capital ratio requirements to which they were subject. DFS and Discover Bank also met the requirements to be considered “well-capitalized” under Regulation Y and prompt corrective action rules, respectively. There have been no conditions or events that management believes have changed DFS’ or Discover Bank’s category. To be categorized as “well-capitalized”, DFS and Discover Bank must maintain minimum capital ratios outlined in the table below.

The following table shows the actual capital amounts and ratios of DFS and Discover Bank and comparisons of each to the regulatory minimum and “well-capitalized” requirements (dollars in millions):

	Actual		Minimum Capital Requirements			Capital Requirements To Be Classified as Well-Capitalized
	Amount	Ratio(1)	Amount	Ratio		Amount(2)	Ratio(2)
	(As Restated)	(As Restated)	(As Restated)			(As Restated)
September 30, 2024
Total capital (to risk-weighted assets)
Discover Financial Services	$19,379	14.9%	$10,407	≥	8.0%	$13,009	≥10.0%
Discover Bank	$17,611	13.7%	$10,266	≥	8.0%	$12,832	≥10.0%
Tier 1 capital (to risk-weighted assets)
Discover Financial Services	$17,373	13.4%	$7,805	≥	6.0%	$7,805	≥6.0%
Discover Bank	$14,877	11.6%	$7,699	≥	6.0%	$10,266	≥8.0%
Tier 1 capital (to average assets)
Discover Financial Services	$17,373	11.4%	$6,080	≥	4.0%	N/A	N/A
Discover Bank	$14,877	9.9%	$6,012	≥	4.0%	$7,515	≥5.0%
Common Equity Tier 1 (to risk-weighted assets)
Discover Financial Services	$16,317	12.5%	$5,854	≥	4.5%	N/A	N/A
Discover Bank	$14,877	11.6%	$5,775	≥	4.5%	$8,341	≥6.5%

December 31, 2023
Total capital (to risk-weighted assets)
Discover Financial Services	$17,399	13.2%	$10,509	≥	8.0%	$13,137	≥10.0%
Discover Bank	$16,409	12.7%	$10,381	≥	8.0%	$12,976	≥10.0%
Tier 1 capital (to risk-weighted assets)
Discover Financial Services	$15,279	11.6%	$7,882	≥	6.0%	$7,882	≥6.0%
Discover Bank	$13,459	10.4%	$7,786	≥	6.0%	$10,381	≥8.0%
Tier 1 capital (to average assets)
Discover Financial Services	$15,279	10.3%	$5,915	≥	4.0%	N/A	N/A
Discover Bank	$13,459	9.2%	$5,833	≥	4.0%	$7,292	≥5.0%
Common Equity Tier 1 (to risk-weighted assets)
Discover Financial Services	$14,223	10.8%	$5,911	≥	4.5%	N/A	N/A
Discover Bank	$13,459	10.4%	$5,839	≥	4.5%	$8,435	≥6.5%

(1)	Capital ratios are calculated based on the Basel III standardized approach rules, subject to applicable transition provisions, including CECL transition provisions.
(2)

The Basel III rules do not establish well-capitalized thresholds for these measures for bank holding companies. Existing well-capitalized thresholds established in the Federal Reserve’s Regulation Y have been included where available.

12. Commitments, Contingencies and Guarantees

In the normal course of business, the Company enters into a number of off-balance sheet commitments, transactions and obligations under guarantee arrangements that expose the Company to varying degrees of risk. The Company’s commitments, contingencies and guarantee relationships are described below.

Commitments

Unused Credit Arrangements

At September 30, 2024, the Company had unused credit arrangements for loans of approximately $233.7 billion. Such arrangements arise primarily from agreements with customers for unused lines of credit on certain credit cards and certain other loan products, provided there is no violation of conditions in the related agreements. These arrangements, substantially all of which the Company can terminate at any time and which do not necessarily represent future cash requirements, are periodically reviewed based on account usage, customer creditworthiness, loan qualification and the cost of capital. As the Company’s credit card loans are unconditionally cancellable, no liability for expected credit losses is required for unused lines of credit. For all other loans, the Company records a liability for expected credit losses for unfunded commitments, which is presented as part of accrued expenses and other liabilities in the condensed consolidated statements of financial condition.

Contingencies

See Note 13: Litigation and Regulatory Matters for a description of potential liability arising from pending litigation or regulatory proceedings involving the Company.

Guarantees

The Company has obligations under certain guarantee arrangements, including contracts, indemnification agreements and representations and warranties, which contingently require the Company to make payments to the guaranteed party based on changes in an underlying asset, liability or equity security of a guaranteed party, rate or index. Also included as guarantees are contracts that contingently require the Company to make payments to a guaranteed party based on another entity’s failure to perform under an agreement. The Company’s use of guarantees is disclosed below by type of guarantee.

Securitizations Representations and Warranties

As part of the Company’s financing activities, the Company provides representations and warranties that certain assets pledged as collateral in secured borrowing arrangements conform to specified guidelines. Due diligence is performed by the Company, which is intended to ensure that asset guideline qualifications are met. If the assets pledged as collateral do not meet certain conforming guidelines, the Company may be required to replace, repurchase or sell such assets. In its credit card securitization activities, the Company would replace nonconforming receivables through the allocation of excess seller’s interest or from additional transfers from the unrestricted pool of receivables. If the Company could not add enough receivables to satisfy the requirement, an early amortization (or repayment) of investors’ interests would be triggered. In its student loan securitizations, the Company would generally repurchase the loans from the trust at the outstanding principal amount plus interest.

The maximum potential amount of future payments the Company could be required to make would be equal to the current outstanding balances of third-party investor interests in credit card asset-backed securities and the principal amount of any private student loan secured borrowings, plus any unpaid interest for the corresponding secured borrowings. The Company has recorded substantially all of the maximum potential amount of future payments in long-term borrowings on the Company’s condensed consolidated statements of financial condition. The Company has not recorded any incremental contingent liability associated with its secured borrowing representations and warranties. Management believes that the probability of having to replace, repurchase or sell assets pledged as collateral under secured borrowing arrangements, including an early amortization event, is low.

Counterparty Settlement Guarantees

Diners Club and DFS Services LLC (on behalf of PULSE) have various counterparty exposures, which are listed below:

•

Merchant Guarantee. Diners Club has entered into contractual relationships with certain international merchants, which generally include travel-related businesses, for the benefit of all Diners Club licensees. The licensees hold the primary liability to settle the transactions of their customers with these merchants. However, Diners Club retains a counterparty exposure if a licensee fails to meet its financial payment obligation to one of these merchants.

•

ATM Guarantee. PULSE entered into contractual relationships with certain international ATM acquirers in which DFS Services LLC retains counterparty exposure if an issuer fails to fulfill its settlement obligation.

•

Global Network Alliance Guarantee. Discover Network, Diners Club and PULSE have entered into contractual relationships with certain international payment networks in which DFS Services LLC retains the counterparty exposure if a network fails to fulfill its settlement obligation.

The maximum potential amount of future payments related to such contingent obligations is dependent upon the transaction volume processed between the time a potential counterparty defaults on its settlement and the time at which the Company disables the settlement of any further transactions for the defaulting party. The Company has some contractual remedies to offset these counterparty settlement exposures (such as letters of credit or pledged deposits), however, there is no limitation on the maximum amount the Company may be liable to pay.

The actual amount of the potential exposure cannot be quantified as the Company cannot determine whether particular counterparties will fail to meet their settlement obligations. In the event all licensees and/or issuers were to become unable to settle their transactions, the Company estimates its maximum potential counterparty exposures to these settlement guarantees would be approximately $120 million as of September 30, 2024.

The Company believes that the estimated amounts of maximum potential future payments are not representative of the Company’s actual potential loss exposure given Diners Club’s and PULSE’s insignificant historical losses from these counterparty exposures. As of September 30, 2024, the Company had not recorded any contingent liability in the condensed consolidated statements of financial condition for these counterparty exposures and management believes that the probability of any payments under these arrangements is low.

Discover Network Merchant Chargeback Guarantees

The Company operates the Discover Network, issues payment cards and permits third parties to issue payment cards. The Company is contingently liable for certain transactions processed on the Discover Network in the event of a dispute between the payment card customer and a merchant. The contingent liability arises if the disputed transaction involves a merchant or merchant acquirer with whom the Discover Network has a direct relationship. If a dispute is resolved in the customer’s favor, the Discover Network will credit or refund the disputed amount to the Discover Network card issuer, who in turn credits its customer’s account. The Discover Network will then charge back the disputed amount of the payment card transaction to the merchant or merchant acquirer, where permitted by the applicable agreement, to seek recovery of amounts already paid to the merchant for payment card transactions. If the Discover Network is unable to collect the amount subject to dispute from the merchant or merchant acquirer (e.g., in the event of merchant default or dissolution or after expiration of the time period for chargebacks in the applicable agreement), the Discover Network will bear the loss for the amount credited or refunded to the customer. In most instances, a loss by the Discover Network is unlikely to arise in connection with payments on card transactions because most products or services are delivered when purchased and credits are issued by merchants on returned items in a timely fashion, thus minimizing the likelihood of cardholder disputes with respect to amounts paid by the Discover Network. However, where the product or service is not scheduled to be provided to the customer until a later date following the purchase, the likelihood of a contingent payment obligation by the Discover Network increases. Losses related to merchant chargebacks were not material for the three and nine months ended September 30, 2024 and 2023.

The maximum potential amount of obligations of the Discover Network arising from such contingent obligations is estimated to be the portion of the total Discover Network transaction volume processed to date for which timely and valid disputes may be raised under applicable law and relevant issuer and customer agreements. There is no limitation on the maximum amount the Company may be liable to pay to issuers. However, the Company believes that such amount is not representative of the Company’s actual potential loss exposure based on the Company’s historical experience. The actual amount of the potential exposure cannot be quantified as the Company cannot determine whether the current or cumulative transaction volumes may include or result in disputed transactions.

The following table summarizes certain information regarding merchant chargeback guarantees (dollars in millions):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Aggregate sales transaction volume(1)	$61,166	$65,490	$184,384	$192,173

(1)	Represents transactions processed on the Discover Network for which a potential liability exists that, in aggregate, can differ from credit card sales volume.

The Company did not record any contingent liability in the condensed consolidated financial statements for merchant chargeback guarantees as of September 30, 2024 and December 31, 2023. The Company mitigates the risk of potential loss exposure by withholding settlement from merchants, obtaining third-party guarantees, or obtaining escrow deposits or letters of credit from certain merchant acquirers or merchants that are considered a higher risk due to various factors such as time delays in the delivery of products or services. As of September 30, 2024 and December 31, 2023, the Company had escrow deposits and settlement withholdings of $9 million and $10 million, respectively, which are recorded in interest-bearing deposit accounts and accrued expenses and other liabilities on the Company’s condensed consolidated statements of financial condition.

13. Litigation and Regulatory Matters

In the normal course of business, from time to time, the Company has been named as a defendant in various legal actions, including arbitrations, class actions and other litigation, arising in connection with its activities. Certain of the actual or threatened legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. The litigation process is not predictable and can lead to unexpected results. The Company contests liability and/or the amount of damages as appropriate in each pending matter.

The Company has historically offered its customers an arbitration clause in its customer agreements. The arbitration clause allows the Company and its customers to quickly and economically resolve disputes. Additionally, the arbitration clause has in some instances limited the costs of, and the Company’s exposure to, litigation. Future legal and regulatory challenges and prohibitions may cause the Company to discontinue its offering and use of such clauses. From time to time, the Company is involved in legal actions challenging its arbitration clause. Bills may be periodically introduced in Congress to directly or indirectly prohibit the use of pre-dispute arbitration clauses.

The Company is also involved, from time to time, in other reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding the Company’s business including, among other matters, regulatory, accounting, tax and other operational matters. The investigations and proceedings may result in significant adverse judgments, settlements, fines, penalties, injunctions, decreases in regulatory ratings, customer restitution or other relief. These outcomes could materially impact the Company’s condensed consolidated financial statements, increase its cost of operations, or limit the Company’s ability to execute its business strategies and engage in certain business activities. Certain subsidiaries of the Company are subject to consent orders with the Consumer Financial Protection Bureau (“CFPB”) and FDIC, as described below. Pursuant to powers granted under federal banking laws, regulatory agencies have broad and sweeping discretion and may assess civil money penalties, require changes to certain business practices or require customer restitution at any time.

In accordance with applicable accounting guidance, the Company establishes a liability for legal and regulatory matters when those matters create loss contingencies that are both probable and estimable. Except as discussed below regarding the card product misclassification matter, other litigation and regulatory settlement-related expenses were immaterial tor the three and nine months ended September 30, 2024 and 2023.

There may be an exposure to loss in excess of any amounts accrued. The Company believes the estimate of the aggregate range of reasonably possible losses (meaning the likelihood of losses is more than remote but less than likely), in excess of the amounts that the Company has accrued for legal and regulatory proceedings, is up to $70 million as of September 30, 2024. This estimated range of reasonably possible losses is based on currently available information for those proceedings in which the Company is involved and considers the Company’s best estimate of such losses for those matters for which an estimate can be made. It does not represent the Company’s maximum potential loss exposure. Various aspects of the legal and regulatory proceedings underlying the estimated range will change from time to time and actual results may vary significantly from the estimate.

The Company’s estimated range noted above involves significant judgment, given the varying stages of the proceedings, the existence of numerous yet to be resolved issues, the breadth of the claims (often spanning multiple years and, in some cases, a wide range of business activities), unspecified damages and/or the novelty of the legal issues presented. The outcome of pending matters could adversely affect the Company’s reputation and be material to the Company’s condensed consolidated financial condition, operating results and cash flows for a particular future period, depending on, among other things, the level of the Company’s income for such period.

In July 2015, the Company announced that its subsidiaries, Discover Bank, The Student Loan Corporation and Discover Products Inc. (the “Discover Subsidiaries”), agreed to a consent order with the CFPB with respect to certain private student loan servicing practices (the “2015 Order”). The 2015 Order expired in July 2020. In December 2020, the Discover Subsidiaries agreed to a consent order (the “2020 Order”) with the CFPB resolving the agency’s investigation into Discover Bank’s compliance with the 2015 Order. In connection with the 2020 Order, Discover is required to implement a redress and compliance plan and must pay at least $ 10 million in consumer redress to consumers who may have been harmed and has paid a $25 million civil money penalty to the CFPB.

On September 25, 2023, following the consent of the Board of Directors of Discover Bank, the FDIC issued a consent order (the “2023 Order”) to Discover Bank. The 2023 Order addresses shortcomings in Discover Bank’s compliance management system for consumer protection laws and related matters. It does not contain any monetary penalties or fines. As part of the 2023 Order, Discover Bank agreed to improve its consumer compliance management system and enhance related corporate governance and enterprise risk management practices, and increase the level of Board oversight of such matters. Discover Bank has been taking significant steps to strengthen the organization’s compliance management system and address the other issues identified in the 2023 Order. In addition, Discover added two new independent directors with significant banking experience to the Boards of Discover and Discover Bank in the third quarter of 2023.

Management and the Board are committed to meeting all the requirements of the 2023 Order. Discover Bank is working diligently to complete items required by the 2023 Order. This includes having retained third party consultants to conduct independent reviews and the submission of action plans to the FDIC by the required deadlines for review and feedback. The actions completed to date, taken together with actions previously undertaken to improve and enhance its compliance management system and enhance related corporate governance, address multiple consent order objectives, however, many provisions require longer term implementation. Depending on regulatory feedback, the timing of approvals and sustainability periods, necessary work is not likely to be completed until at least 2025.

On March 8, 2016, a class-action lawsuit was filed against the Company, other credit card networks, other issuing banks and EMVCo in the U.S. District Court for the Northern District of California (B&R Supermarket, Inc., d/b/a Milam’s Market, et al. v. Visa, Inc., et al.) alleging a conspiracy by defendants to shift fraud liability to merchants with the migration to the EMV security standard and chip technology. The plaintiffs assert joint and several liability among the defendants and seek unspecified damages, including treble damages, attorneys’ fees, costs and injunctive relief. On December 6, 2024, Plaintiffs and the Company reached an agreement on the terms of a class wide settlement to resolve the claims against the Company. The parties must now negotiate a formal settlement and that settlement must be approved by the court.

Card Product Misclassification

As of September 30, 2024, the balance of the Company’s counterparty restitution liability was $1.2 billion, reflecting additional accruals for interest on the overcharges committed to as part of the counterparty restitution plan approved by the Board of Directors in the third quarter of 2023, additional concessions agreed to as part of the class action settlement negotiations through the third quarter of 2024 and settlement disbursements made year-to-date. As reported in the Company’s Current Report on Form 8-K filed on July 3, 2024, on July 1, 2024, the Company and certain of its subsidiaries entered into a settlement agreement to resolve putative class actions filed on behalf of merchants allegedly affected by the card product misclassification. The settlement agreement, which is subject to court approval, would resolve claims by parties affected by the card product misclassification (merchants, merchant acquirers and other intermediaries). The Company expects all payments under the settlement agreement to be covered by the $1.2 billion liability. Substantially all of the liability represents amounts payable to or on behalf of impacted merchants, merchant acquirers and other intermediaries in settlement of the card product misclassification matter, with $26 million of that balance representing provision for legal fees and expenses payable to plaintiffs’ counsel. On August 27, 2024, plaintiffs moved for preliminary approval of the settlement agreement, and on October 22, 2024, the court entered an order granting preliminary approval. The liability does not include any potential regulatory fines or penalties, or the cost of administering the distribution of funds to affected parties.

The following table summarizes the change in the Company’s counterparty restitution liability pertaining to the card product misclassification (dollars in millions):

For the Nine Months Ended September 30, 2024
Balance at December 31, 2023	$1,159
Provision for refund of overcharges	—
Provision for interest on overcharges	42
Provision for other settlement concessions	76
Disbursements	(76)

Balance at September 30, 2024	$1,201

The Company remains in discussions with its various regulators regarding the card product misclassification. For the three months ended June 30, 2024, the Company recognized a separate charge of approximately $200 million representing the Company’s current estimate of potential penalties to be imposed by its various regulators in relation to this matter. For the three months ended September 30, 2024, the Company recognized an additional charge of approximately $90 million in respect of such potential penalties. Actual penalties imposed are subject to further discussion with the Company’s various regulators and may be more or less than such amount.

In addition, the Company and its subsidiaries have been named as defendants in various lawsuits, including a putative class action on behalf of shareholders and a shareholder derivative action. The Company is also cooperating with an SEC investigation into the card product misclassification matter. The Company believes that additional losses are probable as a result of these actions and such losses could be material but it is not able to make a reasonable estimate of the amount or range of such losses as of September 30, 2024.

14. Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurement, provides a three-level hierarchy for classifying the inputs to valuation techniques used to measure fair value of financial instruments based on whether the inputs are observable or unobservable. It also requires certain disclosures about those measurements. The three-level valuation hierarchy is as follows:

•

Level 1; Fair values determined by Level 1 inputs are defined as those that utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

•

Level 2: Fair values determined by Level 2 inputs are those that utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active or inactive markets, quoted prices for the identical assets in an inactive market and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. The Company evaluates factors such as the frequency of transactions, the size of the bid-ask spread and the significance of adjustments made when considering transactions involving similar assets or liabilities to assess the relevance of those observed prices. If relevant and observable prices are available, the fair values of the related assets or liabilities would be classified as Level 2.

•

Level 3: Fair values determined by Level 3 inputs are those based on unobservable inputs and include situations where there is little, if any, market activity for the asset or liability being valued. In instances where the inputs used to measure fair value may fall into different levels of the fair value hierarchy, the level in the fair value hierarchy in which the measurements are classified is based on the lowest level input that is significant to the fair value measurement in its entirety. Accordingly, the Company may utilize both observable and unobservable inputs in determining the fair values of financial instruments classified within the Level 3 category.

The Company evaluates the classification of each fair value measurement within the hierarchy at least quarterly.

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and involves consideration of factors specific to the asset or liability. Furthermore, certain techniques used to measure fair value involve some degree of judgment and, as a result, are not necessarily indicative of the amounts the Company would realize in a current market exchange.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are as follows (dollars in millions):

	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Balance at September 30, 2024
Assets
Fair value - OCI
U.S. Treasury and U.S. GSE securities	$14,177	$8	$—	$14,185
Residential mortgage-backed securities - Agency	—	405	—	405

Available-for-sale investment securities	$14,177	$413	$—	$14,590

Liabilities
Fair value - OCI
Derivative financial instruments - cash flow hedges(1)	$—	$18	$—	$18

Fair value - Net income
Derivative financial instruments - fair value hedges(1)	$—	$19	$—	$19

Balance at December 31, 2023
Assets
Fair value - OCI

	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
U.S. Treasury and U.S. GSE securities	$12,928	$9	$—	$12,937
Residential mortgage-backed securities - Agency	—	465	—	465

Available-for-sale investment securities	$12,928	$474	$—	$13,402

Derivative financial instruments - cash flow hedges(1)	$—	$2	$—	$2

Fair value - Net income
Marketable equity securities	$1	$—	$—	$1
Derivative financial instruments - fair value hedges(1)	$—	$2	$—	$2

(1)

Derivative instrument carrying values in an asset or liability position are presented as part of other assets or accrued expenses and other liabilities, respectively, in the Company s condensed consolidated statements of financial condition.

Available-for-Sale Investment Securities

Investment securities classified as available-for-sale consist of U.S. Treasury and U.S. GSE securities and RMBS. The fair value estimates of investment securities classified as Level 1, consisting of U.S. Treasury securities, are determined based on quoted market prices for the same securities. The fair value estimates of U.S. GSE securities and RMBS are classified as Level 2 and are valued by maximizing the use of relevant observable inputs, including quoted prices for similar securities, benchmark yield curves and market-corroborated inputs.

The Company validates the fair value estimates provided by pricing services primarily by comparing to valuations obtained through other pricing sources. The Company evaluates pricing variances among different pricing sources to ensure that the valuations utilized are reasonable. The Company also corroborates the reasonableness of the fair value estimates with analysis of trends of significant inputs, such as market interest rate curves. The Company further performs due diligence in understanding the procedures and techniques performed by the pricing services to derive fair value estimates.

At September 30, 2024, amounts reported in RMBS reflect U.S. government agency and U.S. GSE obligations issued by Ginnie Mae, Fannie Mae and Freddie Mac with an aggregate par value of $412 million, a weighted-average coupon of 4.12% and a weighted-average remaining maturity of four years.

Derivative Financial Instruments

The Company’s derivative financial instruments consist of interest rate swaps and foreign exchange forward contracts. These instruments are classified as Level 2 as their fair values are estimated using proprietary pricing models, containing certain assumptions based on readily observable market-based inputs, including interest rate curves, option volatility and foreign currency forward and spot rates. In determining fair values, the pricing models use widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity and the observable market-based inputs. The fair values of the interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates derived from the observable market interest rate curves. The Company considers collateral and master netting agreements that mitigate credit exposure to counterparties in determining the counterparty credit risk valuation adjustment. The fair values of the foreign exchange forward contracts are valued by comparing the contracted forward exchange rate pertaining to the specific contract maturities to the current market exchange rate.

The Company validates the fair value estimates of interest rate swaps primarily through comparison to the fair value estimates computed by the counterparties to each of the derivative transactions. The Company evaluates pricing variances among different pricing sources to ensure that the valuations utilized are reasonable. The Company also corroborates the reasonableness of the fair value estimates with analysis of trends of significant inputs, such as market interest rate curves. The Company performs due diligence in understanding the impact of any changes to the valuation techniques performed by proprietary pricing models before implementation, working closely with the third-party valuation service and reviewing the service’s control objectives at least annually. The Company corroborates the fair value of foreign exchange forward contracts through independent calculation of the fair value estimates.

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

The Company also has assets that, under certain conditions, are subject to measurement at fair value on a non-recurring basis. These assets include those associated with acquired businesses, including goodwill. For these assets, measurement at fair value in periods subsequent to the initial recognition of the assets may be applicable whenever one is tested for impairment.

No impairments were recognized related to these assets during the three and nine months ended September 30, 2024 and 2023.

Financial Instruments Measured at Other Than Fair Value

The following tables disclose the estimated fair value of the Company’s financial assets and financial liabilities that are not required to be carried at fair value (dollars in millions):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Carrying Value
Balance at September 30, 2024
Assets
Amortized cost
Residential mortgage-backed securities - Agency	$—	$260	$—	$260	$275

Held-to-maturity investment securities	$—	$260	$—	$260	$275

Net loan receivables(1)	$—	$8,878	$117,553	$126,431	$118,481

Carrying value approximates fair value(2)
Cash and cash equivalents	$10,787	$—	$—	$10,787	$10,787
Restricted cash	$36	$—	$—	$36	$36
Other short-term investments	$735	$—	$—	$735	$735
Accrued interest receivables(3)(4)	$—	$1,324	$—	$1,324	$1,309

Liabilities
Amortized cost
Time deposits(5)	$—	$46,338	$—	$46,338	$46,076
Short-term borrowings	$—	$750	$—	$750	$750
Long-term borrowings - owed to securitization investors	$—	$8,448	$54	$8,502	$8,557
Other long-term borrowings	—	9,043	—	9,043	8,870

Long-term borrowings	$—	$17,491	$54	$17,545	$17,427

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Carrying Value
Carrying value approximates fair value
Accrued interest payables	$—	$396	$—	$396	$396

Balance at December 31, 2023
Assets
Amortized cost
Residential mortgage-backed securities – Agency	$—	$234	$—	$234	$253

Held-to-maturity investment securities	$—	$234	$—	$234	$253

Net loan receivables	$—	$—	$126,940	$126,940	$119,126

Carrying value approximates fair value
Cash and cash equivalents	$11,685	$—	$—	$11,685	$11,685
Restricted cash	$43	$—	$—	$43	$43
Accrued interest receivables(3)	$—	$1,450	$—	$1,450	$1,450

Liabilities
Amortized cost
Time deposits(5)	$—	$45,333	$—	$45,333	$45,240
Short-term borrowings	$—	$750	$—	$750	$750
Long-term borrowings - owed to securitization investors	$—	$10,770	$65	$10,835	$10,993
Other long-term borrowings	—	9,469	—	9,469	9,588

Long-term borrowings	$—	$20,239	$65	$20,304	$20,581

Carrying value approximates fair value
Accrued interest payables(3)	$—	$421	$—	$421	$421

(1)

Includes $8.9 billion in private student loans held-for-sale valued based on the terms of the executed purchase agreement. The carrying value for loans held-for-sale represents the lower of amortized cost or fair value while the carrying value for the loan portfolio is amortized cost, net of the allowance for credit losses.

(2)	The carrying values of these assets and liabilities approximate fair value due to their short-term nature, except as otherwise indicated.
(3)

Accrued interest receivable and payable carrying values are presented as part of other assets and accrued expenses and other liabilities, respectively, in the Company’s condensed consolidated statements of financial condition

(4)	The fair value includes a premium associated with interest to be capitalized on private student loans held-for-sale based on the terms of the executed purchase agreement.
(5)	Excludes deposits without contractually defined maturities for all periods presented.

15. Derivatives and Hedging Activities

The Company uses derivatives to manage its exposure to various financial risks. The Company does not enter into derivatives for trading or speculative purposes. Certain derivatives used to manage the Company’s exposure to foreign currency are not designated as hedges and do not qualify for hedge accounting.

Derivatives may give rise to counterparty credit risk, which generally is mitigated through collateral arrangements as described under the sub-heading “Collateral Requirements and Credit-Risk Related Contingency Features.” The Company enters into derivative transactions with established dealers that meet minimum credit criteria established by the Company. All counterparties must be pre-approved before engaging in any transaction with the Company. The Company regularly monitors counterparties to ensure compliance with the Company’s risk policies and limits. In determining the counterparty credit risk valuation adjustment for the fair values of derivatives, if any, the Company considers collateral and legally enforceable master netting agreements that mitigate credit exposure to related counterparties.

All derivatives are recorded in other assets at their gross positive fair values and in accrued expenses and other liabilities at their gross negative fair values. See Note 14: Fair Value Measurements for a description of the valuation methodologies used for derivatives. Cash collateral amounts associated with derivative positions that are cleared through an exchange are legally characterized as settlement of the derivative positions. Such collateral amounts are reflected as offsets to the associated derivatives balances recorded in other assets or in accrued expenses and other liabilities. Other cash collateral posted and held balances are recorded in other assets and deposits, respectively, in the condensed consolidated statements of financial condition. Collateral amounts recorded in the condensed consolidated statements of financial condition are based on the net collateral posted or held position for each applicable legal entity’s master netting arrangement with each counterparty.

Derivatives Designated as Hedges

Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows arising from changes in interest rates, or other types of forecasted transactions, are considered cash flow hedges. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges.

Cash Flow Hedges

The Company uses interest rate swaps to manage its exposure to variability in cash flows related to changes in interest rates on interest-earning assets and funding instruments. These interest rate swaps qualify for hedge accounting in accordance with ASC Topic 815, Derivatives and Hedging (“ASC 815”). At September 30, 2024 and December 31, 2023, the Company’s outstanding cash flow hedges primarily relate to interest receipts from credit card receivables and had an initial maximum period of five years.

The change in the fair value of derivatives designated as cash flow hedges is recorded in OCI and is subsequently reclassified into earnings in the period that the hedged forecasted cash flows affect earnings. Amounts reported in AOCI related to derivatives at September 30, 2024, will be reclassified to interest income and interest expense as interest receipts and payments are accrued on the Company’s then outstanding credit card receivables and certain floating-rate debt, respectively. During the next 12 months, the Company estimates it will reclassify $28 million into pretax earnings related to its cash flow hedges.

Fair Value Hedges

The Company is exposed to changes in the fair value of its fixed-rate debt obligations due to changes in interest rates. The Company uses interest rate swaps to manage its exposure to changes in the fair value of certain fixed-rate long-term borrowings, including securitized debt and bank notes, and deposits attributable to changes in the respective benchmark rates. These interest rate swaps qualify as fair value hedges in accordance with ASC 815. Changes in the fair values of both (i) the derivatives and (ii) the hedged long-term borrowings and deposits attributable to the interest-rate risk being hedged are recorded in interest expense and generally provide substantial offset to one another.

Derivatives Not Designated as Hedges

Foreign Exchange Forward Contracts

The Company has foreign exchange forward contracts that are economic hedges and are not designated as accounting hedges. The Company enters into foreign exchange forward contracts to manage foreign currency risk.

Changes in the fair value of these contracts are recorded in other income on the condensed consolidated statements of income.

Derivatives Cleared Through an Exchange

Cash variation margin payments on derivatives cleared through an exchange are legally considered settlement payments and are accounted for with corresponding derivative positions as one unit of account and not presented separately as collateral. With settlement payments on derivative positions cleared through this exchange reflected as offsets to the associated derivative asset and liability balances, the fair values of derivative instruments and collateral balances shown are generally reduced.

Derivatives Activity

The following table summarizes the fair value (including accrued interest) and outstanding notional amounts of derivative instruments and related collateral balances (dollars in millions):

	September 30, 2024				December 31, 2023
	Notional Amount	Number of Outstanding Derivative Contracts	Derivative Assets	Derivative Liabilities	Notional Amount	Derivative Assets	Derivative Liabilities
Derivatives designated as hedges
Interest rate swaps—cash flow hedge	$15,000	20	$—	$18	$10,650	$2	$—
Interest rate swaps—fair value hedge	$15,371	19	—	19	$8,650	2	—
Derivatives not designated as hedges
Foreign exchange forward contracts(1)	$33	6	—	—	$29	—	—

Total gross derivative assets/liabilities(2)			—	37		4	—
Less: collateral held/posted(3)			—	(37)		—	—

Total net derivative assets/liabilities			$—	$—		$4	$—

(1)

The foreign exchange forward contracts have notional amounts of EUR 6 million, GBP 6 million, SGD 1 million and INR 1.5 billion as of September 30, 2024, and notional amounts of EUR 6 million, GBP 6 million, SGD 1 million, INR 1.1 billion and AUD 2 million as of December 31, 2023.

(2)

In addition to the derivatives disclosed in the table, the Company enters into forward contracts to purchase when-issued mortgage-backed securities and tax exempt single family mortgage revenue bonds as part of its community reinvestment initiatives. At September 30, 2024, the Company had no outstanding contracts. At December 31, 2023, the Company had one outstanding contract with a total notional amount of $35 million and an immaterial fair value.

(3)	Collateral amounts, which consist of cash and investment securities, are limited to the related derivative asset/liability balance and do not include excess collateral received/pledged.

The following amounts were recorded on the statements of financial condition related to cumulative basis adjustments for fair value hedges (dollars in millions):

	September 30, 2024		December 31, 2023
	Carrying Amount of Hedged Liabilities	Cumulative Amount of Fair Value Hedging Adjustment Increasing the Carrying Amount of Hedged Liabilities(1)	Carrying Amount of Hedged Liabilities	Cumulative Amount of Fair Value Hedging Adjustment Increasing/(Decreasing) the Carrying Amount of Hedged Liabilities(1)
Long-term borrowings	$15,490	$162	$8,620	$—

(1)	The balance includes $6 million and $12 million of cumulative hedging adjustments related to discontinued hedging relationships as of September 30, 2024 and December 31, 2023, respectively.

The following table summarizes the impact of the derivative instruments on income and indicates where within the condensed consolidated financial statements such impact is reported (dollars in millions):

	Location and Amount of (Losses) Gains Recognized on the Condensed Consolidated Statements of Income
	Interest Expense
	Deposits	Long-Term Borrowings	Interest Income (Credit Card)	Other Expense
For the Three Months Ended September 30, 2024
Total amounts of income and expense line items presented in the condensed consolidated statements of income, where the effects of fair value or cash flow hedges are recorded	$(1,213)	$(236)	$4,092	$(277)

The effects of cash flow and fair value hedging
Gains (losses) on cash flow hedging relationships
Amounts reclassified from OCI into earnings	$—	$4	$(48)	$—

Gains on discontinued cash flow hedging relationships
Amounts reclassified from OCI into earnings	$—	$—	$—	$13

(Losses) gains on fair value hedging relationships
Losses on hedged items	$(90)	$(187)	$—	$—
Gains on interest rate swaps	81	145	—	—

Total losses on fair value hedging relationships	$(9)	$(42)	$—	$—

For the Three Months Ended September 30, 2023
Total amounts of income and expense line items presented in the condensed consolidated statements of income, where the effects of fair value or cash flow hedges are recorded	$(1,061)	$(225)	$3,726	$(254)

The effects of cash flow and fair value hedging
Gains (losses) on cash flow hedging relationships
Amounts reclassified from OCI into earnings	$—	$2	$(31)	$—

Gains (losses) on fair value hedging relationships
Gains on hedged items	$—	$24	$—	$—
Losses on interest rate swaps	—	(53)	—	—

	Location and Amount of (Losses) Gains Recognized on the Condensed Consolidated Statements of Income
	Interest Expense
	Deposits	Long-Term Borrowings	Interest Income (Credit Card)	Other Expense
Total losses on fair value hedging relationships	$—	$(29)	$—	$—

For the Nine Months Ended September 30, 2024
Total amounts of income and expense line items presented in the condensed consolidated statements of income, where the effects of fair value or cash flow hedges are recorded	$(3,622)	$(729)	$11,989	$(761)

The effects of cash flow and fair value hedging
Gains (losses) on cash flow hedging relationships
Amounts reclassified from OCI into earnings	$—	$9	$(134)	$—

Gains on discontinued cash flow hedging relationships
Amounts reclassified from OCI into earnings	$—	$—	$—	$13

(Losses) gains on fair value hedging relationships
Losses on hedged items	$(91)	$(76)	$—	$—
Gains (losses) on interest rate swaps	75	(40)	—	—

Total losses on fair value hedging relationships	$(16)	$(116)	$—	$—

For the Nine Months Ended September 30, 2023
Total amounts of income and expense line items presented in the condensed consolidated statements of income, where the effects of fair value or cash flow hedges are recorded	$(2,722)	$(622)	$10,513	$(540)

The effects of cash flow and fair value hedging
Gains (losses) on cash flow hedging relationships
Amounts reclassified from OCI into earnings	$—	$6	$(56)	$—

Gains (losses) on fair value hedging relationships
Gains on hedged items	$—	$111	$—	$—
Losses on interest rate swaps	—	(181)	—	—

Total losses on fair value hedging relationships	$—	$(70)	$—	$—

For the impact of the derivative instruments on OC1, see Note 8: Accumulated Other Comprehensive Income.

Collateral Requirements and Credit-Risk Related Contingency Features

The Company has master netting arrangements and minimum collateral posting thresholds with its counterparties for its fair value and cash flow hedge interest rate swaps and foreign exchange forward contracts. The Company has not sought a legal opinion in relation to the enforceability of its master netting arrangements and, as such, does not report any of these positions on a net basis. Collateral is required by either the Company or its subsidiaries or the counterparty depending on the net fair value position of the derivatives held with that counterparty. These collateral receivable or payable amounts are generally not offset against the fair value of these derivatives but are recorded separately in other assets or deposits. Most of the Company’s cash collateral amounts relate to positions cleared through an exchange and are reflected as offsets to the associated derivatives balances recorded in other assets and accrued expenses and other liabilities.

The Company also has agreements with certain of its derivative counterparties that contain a provision under which the Company could be declared in default on any of its derivative obligations if the Company defaults on any of its indebtedness, including default where the lender has not accelerated repayment of the indebtedness.

16. Segment Disclosures

The Company manages its business activities in two segments: Digital Banking and Payment Services.

•

Digital Banking: The Digital Banking segment includes Discover-branded credit cards issued to individuals on the Discover Network and other consumer products and services, including private student loans, personal loans, home loans and deposit products. The majority of Digital Banking revenues relate to interest income earned on the segment’s loan products. Additionally, the Company’s credit card products generate substantially all revenues related to discount and interchange, protection products and loan fee income.

•

Payment Services: The Payment Services segment includes PULSE, an ATM, debit and electronic funds transfer network; Diners Club, a global payments network; and the Company’s Network Partners business, which provides payment transaction processing and settlement services on the Discover Network. The majority of Payment Services revenues relate to transaction processing revenue from PULSE and royalty and licensee revenue from Diners Club.

The business segment reporting provided to and used by the Company’s CODM is prepared using the following principles and allocation conventions:

•	The Company aggregates operating segments when determining reportable segments.

•	Corporate overhead is not allocated between segments; all corporate overhead is included in the Digital Banking segment.

•

Through its operation of the Discover Network, the Digital Banking segment incurs fixed marketing, servicing and infrastructure costs that are not specifically allocated among the segments, except for an allocation of direct and incremental costs driven by the Company’s Payment Services segment.

•	The Company’s assets are not allocated among the operating segments in the information reviewed by the Company’s CODM.

•	The revenues of each segment are derived from external sources. The segments do not earn revenue from intercompany sources.

•	Income taxes are not specifically allocated between the operating segments in the information reviewed by the Company’s CODM.

The following table presents segment data (dollars in millions):

	Digital Banking	Payment Services	Total
For the Three Months Ended September 30, 2024
Interest income
Credit card loans	$4,092	$—	$4,092
Private student loans	244	—	244
Personal loans	360	—	360
Other loans	138	—	138
Other interest income	278	—	278

Total interest income	5,112	—	5,112
Interest expense	1,457	—	1,457

Net interest income	3,655	—	3,655
Provision for credit losses	1,473	—	1,473
Other income	669	129	798
Other expense	1,743	45	1,788

Income before income taxes	$1,108	$84	$1,192

For the Three Months Ended September 30, 2023 (As Restated)
Interest income
Credit card loans	$3,726	$—	$3,726
Private student loans	261	—	261
Personal loans	305	—	305
Other loans	87	—	87
Other interest income	231	—	231

Total interest income	4,610	—	4,610
Interest expense	1,288	—	1,288

Net interest income	3,322	—	3,322
Provision for credit losses	1,702	—	1,702
Other income	575	130	705
Other expense	1,519	45	1,564

Income before income taxes	$676	$85	$761

For the Nine Months Ended September 30, 2024
Interest income
Credit card loans	$11,989	$—	$11,989
Private student loans	764		764
Personal loans	1,040		1,040
Other loans	379		379
Other interest income	859		859

Total interest income	15,031		15,031
Interest expense	4,365		4,365

Net interest income	10,666		10,666
Provision for credit losses	3,709		3,709
Other income	1,901	584	2,485
Other expense	4,929	141	5,070

Income before income taxes	$3,929	$443	$4,372

For the Nine Months Ended September 30, 2023 (As Restated)
Interest income
Credit card loans	$10,513	$—	$10,513
Private student loans	768	—	768
Personal loans	831	—	831
Other loans	224	—	224
Other interest income	641	—	641

Total interest income	12,977	—	12,977

	Digital Banking	Payment Services	Total
Interest expense	3,346	—	3,346

Net interest income	9,631	—	9,631
Provision for credit losses	4,109	—	4,109
Other income	1,650	333	1,983
Other expense	4,220	131	4,351

Income before income taxes	$2,952	$202	$3,154

17. Revenue from Contracts with Customers

ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), generally applies to the sales of any good or service for which no other specific accounting guidance is provided. ASC 606 defines a principles-based model under which revenue from a contract is allocated to the distinct performance obligations within the contract and recognized in income as each performance obligation is satisfied. The Company’s revenue that is subject to this model includes discount and interchange, protection products fees, transaction processing revenue and certain amounts classified as other income.

The following table presents revenue from contracts with customers disaggregated by business segment and reconciles revenue from contracts with customers to total other income (dollars in millions):

	Digital Banking	Payment Services	Total
For the Three Months Ended September 30, 2024
Other income subject to ASC 606
Discount and interchange revenue, net(1)	$337	$26	$363
Protection products revenue	42	—	42
Transaction processing revenue	—	84	84
Other income	76	19	95
Total other income subject to ASC 606(2)	455	129	584
Other income not subject to ASC 606
Loan fee income	214	—	214

Total other income not subject to ASC 606	214	—	214

Total other income by operating segment	$669	$129	$798

For the Three Months Ended September 30, 2023 (As Restated)
Other income subject to ASC 606
Discount and interchange revenue, net(1)	$337	$23	$360
Protection products revenue	42	—	42
Transaction processing revenue	—	82	82
Other income	2	19	21

Total other income subject to ASC 606(2)	381	124	505
Other income not subject to ASC 606
Loan fee income	194	—	194
Other income	—	6	6

Total other income not subject to ASC 606	194	6	200
Total other income by operating segment	$575	$130	$705

For the Nine Months Ended September 30, 2024
Other income subject to ASC 606
Discount and interchange revenue, net(1)	$1,044	$77	$1,121
Protection products revenue	126	—	126
Transaction processing revenue	—	262	262
Other income	112	245	357
Total other income subject to ASC 606(2)	1,282	584	1,866
Other income not subject to ASC 606

Loan fee income	619	—	619

Total other income not subject to ASC 606	619	—	619

Total other income by operating segment	$1,901	$584	$2,485

For the Nine Months Ended September 30, 2023 (As Restated)
Other income subject to ASC 606
Discount and interchange revenue, net(1)	$963	$64	$1,027
Protection products revenue	129	—	129
Transaction processing revenue	—	221	221
Other income	12	59	71

Total other income subject to ASC 606(2)	1,104	344	1,448
Other income not subject to ASC 606
Loan fee income	546	—	546
Other income (loss)	—	(11)	(11)

Total other income (loss) not subject to ASC 606	546	(11)	535

Total other income by operating segment	$1,650	$333	$1,983

(1)

Net of rewards, including Cashback Bonus rewards, of $779 million and $787 million for the three months ended September 30, 2024 and 2023, respectively, and $2.2 billion and $2.3 billion for the nine months ended September 30, 2024 and 2023, respectively.

(2)

Excludes $2 million and $3 million of deposit product fees that are reported within net interest income for the three months ended September 30, 2024 and 2023, respectively, and $6 million and $13 million for the nine months ended September 30, 2024 and 2023, respectively.

For a detailed description of the Company’s significant revenue recognition accounting policies, see Note 2: Summary of Significant Accounting Policies to the consolidated financial statements in the Company’s annual report on Form 10-K/A for the year ended December 31, 2023.

18. Subsequent Events

The Company has evaluated events and transactions that have occurred subsequent to September 30, 2024, and determined that there were no subsequent events that would require recognition or additional disclosure in the condensed consolidated financial statements.